As filed with the Securities and Exchange Commission on June 25, 2003
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Capital Automotive REIT

(Exact name of registrant as specified in its charter)

Maryland	6798	54-1870224
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

SEE TABLE OF ADDITIONAL REGISTRANTS

8270 Greensboro Drive, Suite 950 McLean, Virginia 22102 (703) 288-3075	Thomas D. Eckert President and Chief Executive Officer Capital Automotive REIT 8270 Greensboro Drive, Suite 950 McLean, Virginia 22102 (703) 288-3075
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Sylvia M. Mahaffey
Shaw Pittman LLP
2300 N Street, N.W.
Washington, D.C. 20037
(202) 663-8000

     Approximate date the registrant proposes to begin selling securities to the public: From time to time after the effective date of this registration statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box.    ☑

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price	Aggregate	Amount of
to be Registered(1)	Registered(2)	Per Share(3)	Offering Price(3)	Registration Fee(4)

Common Shares of Beneficial Interest, par value $.01 per share
Preferred Shares of Beneficial Interest, par value $.01 per share
Depositary Shares
Warrants
Debt Securities
Guarantees of Debt Securities
TOTAL	$500,000,000	—	$500,000,000	$40,450

(1)	Subject to Note (2), this registration statement registers an indeterminate number of common shares, preferred shares, depositary shares and warrants to be offered at indeterminate prices and an indeterminate number of common shares or preferred shares that may be issuable at indeterminate prices upon the exercise of any warrants, or as the case may be, upon the conversion, redemption or exchange of any convertible, redeemable or exchangeable securities registered hereunder.
(2)	In no event will the aggregate maximum offering price of all securities registered under this registration statement exceed $500,000,000. The securities registered hereunder may be issued in one or more classes or series and may be offered and sold separately or in units with other Securities registered hereunder.
(3)	The proposed maximum offering price per security has been omitted pursuant to General Instruction II.D of Form S-3. The registrant will establish the proposed maximum offering price per security if and when it offers securities registered under this registration statement.
(4)	Calculated pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant files a further amendment which specifically states that this registration statement is to become effective in accordance with Section 8(a) of the Securities Act or until the registration statement becomes effective on the date the SEC, acting under Section 8(a), determines.

TABLE OF ADDITIONAL REGISTRANTS

	Jurisdiction of		IRS Employer
Registrant	Organization	SIC Code	Number

Capital Automotive L.P.	Delaware	6798	54-1882000

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

ABOUT THIS PROSPECTUS
RISK FACTORS
CAPITAL AUTOMOTIVE REIT
USE OF PROCEEDS
DESCRIPTION OF SHARES OF BENEFICIAL INTEREST
Authorized Shares
Shareholder Liability
Common Shares
Preferred Shares
Depositary Shares
Restrictions on Ownership and Transfer
Warrants
Registration Rights Agreements
Certain Provisions of Maryland Law and our Declaration of Trust and Bylaws
DESCRIPTION OF DEBT SECURITIES
General Terms of Debt Securities
The Indentures
Additional Terms of Debt Securities
Form of Securities and Related Matters
Global Securities
Certain Covenants
Consolidation, Merger, Sale of Assets
Subordination
Default Provisions
Defeasance or Covenant Defeasance of Indenture
Modifications and Amendments
Original Issue Discount
Notices
Governing Law
Concerning the Trustees
FEDERAL INCOME TAX CONSEQUENCES
Taxation of Capital Automotive REIT
Requirements for REIT Qualification
Taxation of Taxable U.S. Shareholders
Taxation of Tax-Exempt U.S. Shareholders
Taxation of Non-U.S. Shareholders
Other Tax Consequences
Tax Aspects of Our Investments in the Partnership and Subsidiary Partnerships
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
PART II
SIGNATURES
Exhibit 5.1
Exhibit 8.1
Ernst & Young LLP Consent

Subject To Completion, Dated June 25, 2003

PROSPECTUS

$500,000,000

Common Shares, Preferred Shares, Depositary Shares, Warrants and Debt Securities

       We may from time to time offer, in one or more series, separately or together, the following:

•	our common shares of beneficial interest;

•	our preferred shares of beneficial interest;

•	our preferred shares of beneficial interest represented by depositary receipts;

•	warrants to purchase our common and preferred shares; and

•	our debt securities which may be either senior debt securities or subordinated debt securities, and which may be guaranteed by Capital Automotive, L.P., which we refer to as the “Partnership.”

      The aggregate initial public offering price of the securities that we may offer through this prospectus will be up to $500,000,000.

      We will offer our securities in amounts, at prices and on terms to be determined at the time we offer such securities. When we sell a particular series of securities, we prepare a prospectus supplement describing the offering and the terms of that series of securities.

      Please read this prospectus and the applicable supplement carefully before you invest.

      Investing in our securities involves risks. See “Risk Factors” beginning on page 3 and, if applicable, in the “Risk Factors” section of the applicable prospectus supplement.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is complete or accurate. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2003.

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $500,000,000. Our prospectus provides you with a general description of these securities. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about all of the terms of that offering. Our prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and the applicable prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

      References to “we,” “us” or “our” refer to Capital Automotive REIT, the Partnership and their respective direct or indirect owned subsidiaries, unless the context otherwise requires. We conduct our business and operations through the Partnership and/or directly or indirectly owned subsidiaries. The term “you” refers to a prospective investor. We are the sole general partner of the Partnership and, as of March 31, 2003, owned approximately 77.1% of the units of partnership interest in the Partnership. Units of the Partnership held by limited partners (other than us) are redeemable, at the option of the holder, for cash, or we may assume the redemption obligations of the Partnership and acquire the units in exchange for our common shares on a one-for-one basis.

      In this prospectus, we use the term “dealerships” to refer to franchised automobile dealerships and motor vehicle service, repair or parts businesses, used vehicle businesses or other related businesses, which are the types of businesses that are operated on our properties and the term “dealer group” to refer to a group of related persons and companies who sell us properties. We also use the term “dealer group”, “tenant,” or “operators of dealerships” to refer to the related persons and companies that lease our properties.

      Before investing in our securities, you should be aware that there are various risks. Investors should carefully consider, among other factors, the factors discussed in this prospectus and in any prospectus supplement. This prospectus contains, and any accompanying prospectus supplement will contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended and the Private Securities Litigation Reform Act of 1995. Also, documents that we “incorporate by reference” into this prospectus, including documents that we subsequently file with the SEC will contain forward-looking statements. When we refer to forward-looking statements or information, sometimes we use words such as “may,” “will,” “could,” “should,” “plans,” “intends,” “expects,” “believes,” “estimates,” “anticipates” and “continues.” The risk factors in this prospectus describe risks that may affect these statements but are not all-inclusive, particularly with respect to possible future events. Many things can happen that can cause actual results to be different from those we describe. Given these uncertainties, readers are cautioned not to place undue reliance on these forward-looking statements. We also make no promise to update any of the forward-looking statements, or to publicly release the results if we revise any of them.

RISK FACTORS

We may suffer if dealer groups and tenants generate insufficient cash flows from their operations to permit them to pay their rent and fulfill their other obligations under their leases.

      We depend on tenants who lease our properties to pay rent, maintain our properties and meet their other lease obligations. If a tenant fails to pay its rent or to perform any other obligation under the lease, the tenant could be in default under the lease. In that event, we could wait to see if the tenant resumes paying rent or otherwise starts to comply with the lease or we may be able to declare the lease in default and seek to enforce our remedies under the lease. If the lease has been guaranteed, we could also require performance under the lease or attempt to collect unpaid rent or other money that is owed by the tenant from the guarantor. We may be unsuccessful collecting the money that is owed by the defaulting tenant or by a guarantor. We also may seek to evict a defaulting tenant. Often, eviction is a time-consuming legal process. Assuming we were successful in evicting a tenant or obtaining another legal remedy, we could incur substantial expenses and legal fees. These and other events could divert the attention of management from our day-to-day business. If the tenant is evicted or otherwise vacates the property, we would have to sell or re-lease the property, which could also be a time-consuming and expensive process. We may not be able to re-lease a property on the same or better terms than the prior lease, or at all. We also may not be able to sell a property on terms that we believe are satisfactory, or at all. Also, a tenant and/or guarantor can take actions to attempt to avoid paying rent or other money or to prevent a remedy (such as eviction). A tenant and/or guarantor can attempt to seek protection under the federal bankruptcy laws, which could result in a delay or reduction in the payments to us or could result in termination of the lease at the request of the tenant.

      We could face other risks from our relationship with the tenants. For example, the tenants could be affiliates with limited partners of the Partnership, which could make us less inclined to take an action or could influence the timing of any action if there is a default. Also, we depend on our tenants to maintain good relationships with motor vehicle manufacturers and to comply with their franchise agreements. If a tenant does not comply, the manufacturer could take actions that could affect the ability of a tenant to pay rent or comply with other lease terms. We also depend on the tenant to keep the property adequately insured. If the tenant does not have enough insurance and there is a loss, we could incur all or some of the cost to repair or replace the property. In addition, if the tenant fails to pay real estate taxes when due, we may be required to pay these taxes. This list of ways in which we depend on our tenants is not all-inclusive. Other actions by one of our tenants could have an adverse effect on us. The actions discussed, as well as other events involving the tenant/lessor relationship, could adversely affect our financial condition and results of operations.

We rely on a small number of tenants for a significant portion of our revenue and rental payment defaults by these significant tenants could adversely affect our results of operations.

      A substantial portion of our revenues at any time may be generated from a small number of tenants. For the year ended December 31, 2002, affiliates of Sonic Automotive, Inc. (“Sonic”) accounted for approximately 25% of our total rental revenue and, as of March 31, 2003, approximately 25% of our total annualized rental revenue. For the year ended December 31, 2002, our top 10 tenants, including their affiliates, accounted for approximately 67% of our total rental revenue and, as of March 31, 2003, approximately 70% of our total annualized rental revenue.

      As a result of the concentration of revenue generated from these few tenants, if any one of them were to default on their respective lease obligations, we would have significantly reduced rental revenues until the defaults were cured or the properties could be leased to a new tenant or tenants.

The amount of debt we have and the restrictions imposed by that debt could adversely affect our business and financial condition.

      As of March 31, 2003, we had invested nearly $1.6 billion in properties. We have borrowed, and will continue to borrow, funds to buy properties. As of March 31, 2003, we had total debt outstanding of approximately $1.0 billion (consisting of approximately $806.5 million of fixed rate debt and approximately $222.6 million of variable rate debt), which was mortgage debt secured by approximately 265 of our properties. In addition, we had $2,000 outstanding on our revolving credit facilities.

      Our organizational documents do not limit the level or amount of debt that we may incur. We have adopted a policy limiting debt to approximately 65% of our assets (calculated as total assets plus accumulated depreciation). This policy may be changed by our Board of Trustees at any time without shareholder approval. As of March 31, 2003, our debt to assets ratio was approximately 62% and our debt to total market capitalization was approximately 52.6%. Under the current leverage policy, we would be permitted to and intend to obtain additional financing for our short- and long-term capital needs.

      In addition, to minimize interest rate risk, we typically match the average term of our long-term debt with the average remaining term of our leases as well as the type of debt with the type of leases (fixed or variable) in order to maintain an investment spread over the lease term. We describe this process as “match-funding.” We currently intend to substantially match-fund at least 70% of our total outstanding long-term debt with long-term leases. We may change the 70% guideline at any time without shareholder approval. As of March 31, 2003, approximately 94% of our debt outstanding was substantially match-funded debt.

      The amount of our debt outstanding from time to time could have important consequences to our shareholders. For example, it could:

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing funds available for operations, property acquisitions and other appropriate business opportunities that may arise in the future;

•	limit our ability to obtain any additional financing we may need in the future for working capital, debt refinancing, capital expenditures, acquisitions, development or other general corporate purposes;

•	make it difficult to satisfy our debt service requirements;

•	limit our ability to make distributions on our outstanding common shares;

•	require us to dedicate increased amounts of our cash flow from operations to payments on our variable rate, unhedged debt if interest rates rise;

•	limit our flexibility in planning for, or reacting to, changes in our business and the factors that affect the profitability of our business; and

•	limit our flexibility in conducting our business, which may place us at a disadvantage compared to competitors with less debt or debt with less restrictive terms.

      Our ability to make scheduled payments of the principal of, to pay interest on, or to refinance, our debt will depend primarily on our future performance, which to a certain extent is subject to the creditworthiness of our tenants, and economic, financial, competitive and other factors beyond our control. There can be no assurance that our business will continue to generate sufficient cash flow from operations in the future to service our debt or meet our other cash needs. If we are unable to generate this cash flow from our business, we may be required to refinance all or a portion of our existing debt, sell assets or obtain additional financing to meet our debt obligations and other cash needs. We cannot assure you that any such refinancing, sale of assets or additional financing would be possible on terms that we would find acceptable.

We are obligated to comply with financial and other covenants in our debt that could restrict our operating activities, and the failure to comply could result in defaults that accelerate the payment under our debt.

      Our secured debt generally contains customary covenants, including, among others, provisions:

•	relating to the maintenance of the property securing the debt;

•	restricting our ability to assign or further encumber the properties securing the debt;

•	restricting our ability to incur additional debt; and

•	restricting our ability to amend or modify existing leases.

      Our unsecured debt generally contains various restrictive covenants. The covenants in our unsecured debt include, among others, provisions restricting our ability to:

•	incur or guarantee additional debt;

•	make certain distributions, investments and other restricted payments, including distribution payments on our outstanding common shares;

•	limit the ability of restricted subsidiaries to make payments to us;

•	enter into transactions with certain affiliates;

•	create certain liens; and

•	consolidate, merge or sell our assets.

      Our ability to meet some of the covenants in our debt, including covenants related to the condition of the property or payment of real estate taxes, may be dependent on the performance by our tenants under their leases.

      In addition, certain covenants in our debt, including our credit facilities, require us and our subsidiaries to maintain certain financial ratios.

Our ability to grow will be limited if we cannot obtain additional capital or refinance our maturing debt.

      Our growth strategy includes continuing to acquire properties that are operated by franchised automobile dealerships and motor vehicle service, repair or parts businesses, used vehicle businesses or other related businesses. We believe that it will be difficult to fund our expected growth with cash from operating activities because, in addition to other requirements, we are required to distribute to our shareholders at least 90% of our taxable income each year to continue to qualify as a real estate investment trust, or REIT, for federal income tax purposes. As a result, we must rely primarily upon the availability of debt or equity capital, which may or may not be available on favorable terms or at all. The debt could include commercial or mortgage loans from third parties or the sale of debt securities. Equity capital could include our common or preferred shares or units of limited partnership interest of the Partnership. We cannot guarantee that additional financing, refinancing or other capital will be available in the amounts we desire or on favorable terms. There may be fewer sources of mortgage financing for our type of property than for other types of real estate. Our access to debt or equity capital depends on a number of factors, including the market’s perception of our growth potential and our current and potential future earnings. Depending on the outcome of these factors, we could experience delay or difficulty in implementing our growth strategy on satisfactory terms, or could be unable to implement this strategy.

We may not be able to acquire additional properties on terms we believe are attractive, or at all.

      There may not be opportunities for further acquisitions of properties or opportunities to finance the acquisition of properties on terms that meet our investment criteria. We may not be able to take advantage of the opportunities with which we are presented. This may affect our expected growth.

We may suffer if the dealer groups that lease the properties owned by us are unable to compete effectively in the competitive automotive retail industry.

      Many factors affect the automotive retail industry, including general economic conditions and overall consumer confidence, the level of discretionary personal income, interest rates and credit availability. Some of the dealer groups that lease our properties compete with dealerships that are larger and have greater financial and marketing resources. State franchise laws currently regulate competition and fair business practices between dealerships and prohibit manufacturers from selling directly to consumers. Competition may become stiffer if the state franchise laws are modified. In addition, the automotive retail industry is undergoing consolidation. Dealer groups that sell motor vehicles of a single or a limited number of brands are increasingly being acquired by dealer groups that represent many manufacturers and brands, resulting in larger and more diverse competitors.

      In addition, the dealer groups that lease our properties may face increased pricing pressure on new vehicle sales as a result of the increased availability of vehicle pricing and quality information. Consumers are placing an increased reliance on this information to help them decide which vehicle to purchase. The use of the Internet and other sources of vehicle pricing and quality information by consumers may have a negative effect on new vehicle sales margins. The failure of the dealer groups that lease our properties to compete effectively may adversely affect our financial condition and results of operations.

We may be harmed if automotive sales and servicing profitability decline.

      Our strategy focuses on leasing real estate to dealer groups that have a long history of operating multi-site, multi-franchised dealerships, generally targeting the largest dealer groups in terms of revenues in the largest metropolitan areas in the U.S. in terms of population. As a result, we may be exposed to risks common to the automotive retail industry. A dealership’s success may depend on general economic and other factors, many of which are beyond the control of the dealer group that operates the dealership. Factors that affect motor vehicle sales and servicing profitability include consumer spending, which is affected by rates of employment, income growth or interest rates, as well as other national and local economic conditions; automotive innovations and general consumer sentiment. An economic downturn within the automotive retail industry may have a more significant effect on our financial results than if we had diversified our investments into properties used by other types of businesses.

We may be harmed if manufacturers change production, supply, vehicle financing, marketing or other practices.

      A tenant’s ability to pay rent and perform its other obligations under a lease will be dependent to a significant extent on its relationship with the motor vehicle manufacturer. The tenants or their related dealer groups generally operate dealerships that sell the products of more than one manufacturer. The sales mix of makes and models of motor vehicles tends to change periodically; therefore, current sales of the makes or models of one manufacturer may not reflect the level of future sales of that manufacturer’s products. A reduction in supply, particularly of certain models, could lower automobile sales, which in turn could negatively impact service and parts sales. Other factors which also can affect sales include the manufacturer’s financial condition, marketing programs and expenditures; ability and desire to finance the sale of vehicles or provide warranties to consumers on vehicles sold; vehicle design; production capabilities and management of the manufacturer; strikes and other labor actions by unions; negative publicity; product recalls; or litigation. The tenant may be unable to pay rent or meet other lease obligations if a dealership’s motor vehicle supply is reduced. Manufacturers exercise a certain degree of control over dealerships, and the franchise agreements between the dealer groups and the manufacturers provide for termination or non-renewal for a variety of causes. We have no rights under the franchise agreements. If a manufacturer terminates or declines to renew one or more franchise agreements or negotiates terms for renewal that are better for the manufacturer, the tenant may be unable to pay rent to us and perform its other obligations under the lease.

Our financing of new construction presents risks not present in existing, operating facilities.

      Under certain circumstances, we provide construction financing to certain of our tenants for new dealership facilities on land we own, all of which must be approved by us. Pursuant to our lease and other documentation, our tenant is generally responsible for timely completion of the approved project as budgeted and is generally contractually obligated to protect us from all of the risks noted below. However, if our tenant fails to perform all of its obligations, it would be in default. In the event of such default, we may be responsible for risks that are inherent in new construction, including:

•	cost overruns;

•	delays because of a number of factors, including strikes, labor disputes or supply disruptions, zoning, permitting and approval issues, and bad weather and other acts of God;

•	design and construction defects;

•	disputes with contractors; and

•	lack of income-generating capacity until completion.

      Any of these situations could have an adverse effect on our financial condition and results of operations and on the amount of funds available for distribution to our shareholders.

Our operations and financial condition could be adversely affected by a number of factors affecting the value of real estate.

      Our investments are and will continue to be subject to the risks generally incident to the ownership of real property, including:

•	adverse changes in certain economic conditions;

•	changes in the investment climate for real estate;

•	changes in real estate tax rates and other operating expenses;

•	adverse changes in governmental rules and fiscal policies, including zoning and land use;

•	the relative illiquidity of real estate;

•	acts of God, which may result in uninsured losses; and

•	other factors which are beyond our control (such as acts of war or terrorism).

      Several material factors are discussed below.

      Real estate tax levels could increase. Tax assessments on our properties may rise as a result of our acquisition of such properties or due to general market conditions. While the lease obligates the tenant to pay taxes, a tenant may be unable to pay the amount of any increase in taxes, or the increased costs could make the property less valuable in the future.

      Operating expenses could increase. The properties will be exposed to risks common to operating a commercial real estate property, any or all of which may affect us. For example, property-related costs include utility costs, operating expenses, insurance costs, repairs and maintenance, and administrative expenses. If we are unable to lease properties on a basis that obligates the tenants to pay such amounts, or if a tenant fails to or is unable to pay these costs, then we could be required to pay them.

      We do not exercise complete control over the management or maintenance of the properties we lease. Our leases generally require that our tenants maintain the properties in good order, repair and appearance, and in compliance with all applicable laws. During the terms of the leases, we do not have the authority to require any tenants to operate the properties in a particular manner or to govern any particular aspect of their operation, except for general requirements in the leases.

If options for our common shares and redemption rights for the Partnership’s units are exercised, the number of common shares outstanding will increase, which may depress the price shareholders would receive if they sold their common shares.

      As of March 31, 2003, options to acquire approximately 1,584,000 of our common shares were outstanding, of which approximately 1,456,000 options were exercisable at a weighted average exercise price of $14.83 per share, with a weighted average remaining contractual life of 5.2 years. In addition, as of March 31, 2003, there were approximately 1,308,000 additional common shares available for grant under the Capital Automotive Group Second Amended and Restated 1998 Equity Incentive Plan.

      In addition, the Partnership has issued, and in the future may issue, units, generally as full or partial payment for the acquisition of properties. Units are redeemable by the holder generally after at least a one-year holding period. The Partnership is obligated to redeem the units for cash, but we may elect to assume the obligation of the Partnership, in which case we may pay cash or issue common shares. Units that are redeemed for shares will be exchanged on a one-for-one basis. As of March 31, 2003, approximately 8,456,000 units were outstanding, of which approximately 7,587,000 units were redeemable on such date.

      The exercise of options to acquire common shares or the redemption of units for common shares will increase the number of common shares outstanding and available for sale, which may decrease the market price of our common shares. In addition, the existence of a significant number of options or units, even if not currently exercisable or redeemable, may decrease the market price of our common shares.

Environmental laws and regulations could reduce the value of our properties or our tenants profitability.

      All real property and the operations conducted on real property are subject to federal, state and local laws and regulations relating to hazardous materials, environmental protection and human health and safety. Under various federal, state and local laws, ordinances and regulations, we, our tenants or operators may be required to investigate and clean up certain hazardous or toxic substances released on or in properties we own or operate, and also may be required to pay other costs relating to hazardous or toxic substances. This liability may be imposed without regard to whether we or our tenants or operators knew about the release of these types of substances or were responsible for their release. The presence of contamination or the failure to remediate properly contamination at any of our properties may adversely affect our ability to sell or lease those properties or to borrow using those properties as collateral. The costs or liabilities could exceed the value of the affected real estate. The uses of any of our properties prior to our acquisition of the property and the building materials and products used at the property are among the property-specific factors that will affect how the environmental laws are applied to our properties. By the nature of their businesses, our tenants utilize petroleum, cleaning agents and other potentially hazardous materials. If we are subject to any material environmental liabilities, the liabilities could adversely affect our results of operations and our ability to meet our obligations. We cannot predict what other environmental legislation or regulations will be enacted in the future, how existing or future laws or regulations will be administered or interpreted or what environmental conditions may be found to exist on the properties in the future. Compliance with existing and new laws and regulations may require us or the tenants to spend funds to remedy environmental problems. Our tenants, like many of their competitors, have incurred, and will continue to incur, capital and operating expenditures and other costs associated with complying with these laws and regulations, which will adversely affect their potential profitability.

      Generally, our tenants must comply with environmental laws and meet remediation requirements. Our leases typically impose obligations on our tenants to indemnify us from any compliance costs we may experience as a result of the environmental conditions on the property. If a lease does not require compliance by the tenant, however, or if a tenant fails to or cannot comply, we could be forced to pay these costs. In addition, in some cases we are responsible for adverse environmental conditions not caused by our tenant. If not addressed, environmental conditions could impair our ability to sell or re-lease the affected properties in the future or result in lower sales prices or rent payments.

The Americans with Disabilities Act of 1990 could require us to take remedial steps with respect to newly acquired properties.

      The properties, as commercial facilities, are required to comply with Title III of the Americans with Disabilities Act of 1990. Investigation of a property may reveal non-compliance with this Act. The requirements of the Act, or of other federal, state or local laws, also may change in the future. Future compliance with the Act may require expensive changes to the properties. Although the tenant will typically have responsibility for complying with the Act, we may have to pay the costs if a tenant does not or cannot comply.

The revenues generated by our tenants could be negatively affected by various federal, state and local laws and regulations to which they are subject.

      We and our tenants are subject to a wide range of federal, state and local laws and regulations, such as local licensing requirements, land use ordinances, consumer protection laws, and fire, life-safety and similar requirements which regulate the use of the properties. The leases typically require that each tenant comply with all laws and regulations. Failure to comply could result in fines by governmental authorities, awards of damages to private litigants, or restrictions on the ability to conduct business on such properties. Non-compliance of this sort could reduce our revenues from a tenant, could require us to pay penalties or fines relating to any non-compliance, and could adversely affect our ability to re-sell or re-lease a property.

Certain members of our Board of Trustees have interests that could conflict with the interests of other shareholders.

      Certain conflicts of interest exist between us and Messrs. Pohanka, Rosenthal and Sheehy, each of whom:

•	is one of our Trustees;

•	is affiliated with entities which have sold property to us;

•	owns or is affiliated with owners of units in the Partnership; and

•	is affiliated with existing tenants that lease property from us.

      Messrs. Pohanka, Rosenthal and Sheehy may have the ability to influence our business and operations in connection with the following:

•	the terms of the leases for future properties which may be acquired from any one of them or related entities;

•	the exercise or waiver of our rights under a lease with one of them or related entities, including rights of first offer and repurchase rights;

•	the decision to sell or refinance a property;

•	the terms of any “lock-out” restrictions, which limit our ability to sell or refinance particular properties; and

•	the enforcement or waiver of the terms of any leases or other agreements with any one of them or related entities.

If other companies seek to pursue the strategy of acquiring properties operated by dealerships, our acquisition costs may increase and the number of available acquisition opportunities and lease rates may decrease.

      We believe that we are the only real estate company exclusively pursuing the strategy of purchasing real estate (land, buildings and other improvements), which we simultaneously lease to dealerships under long-term, triple-net leases. However, other public or private entities also may target properties operated by dealerships for acquisition. Some of these companies may have greater financial resources and/or general real estate experience than we have. We believe that competition for properties will primarily be on the basis of established relationships in the marketplace, acquisition price, availability and flexibility of debt financing and rental and other lease terms. Competition could increase acquisition prices and decrease rents. This in turn could adversely impact our financial results.

Failure to qualify as a REIT would cause us to be taxed as a corporation, which would substantially reduce funds available for payment of distributions.

      We believe that we are organized and qualified as a REIT, and currently intend to operate in a manner that will allow us to continue to qualify as a REIT for federal income tax purposes under the Internal Revenue Code of 1986, as amended, which we refer to as the Code. However, we cannot be assured that we are qualified as such, or that we will remain qualified as such in the future.

      Qualification as a REIT involves the application of highly technical and complex Code provisions. The complexity of these provisions and of the applicable income tax regulations that have been issued under the Code by the United States Department of Treasury is greater in the case of a REIT that holds its assets in partnership form. Certain facts and circumstances not entirely within our control may affect our ability to qualify as a REIT. For example, in order to qualify as a REIT, at least 95% of our gross income in any year must be derived from qualifying rents and other income. Satisfying this requirement could be difficult, for example, if defaults by tenants were to reduce the amount of income from qualifying rents. Also, we must make annual distributions to shareholders of at least 90% of our net taxable income (excluding capital gains). In addition, new legislation, new regulations, new administrative interpretations or new court decisions may significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification.

      If we fail to qualify as a REIT:

•	we would not be allowed a deduction for distributions to shareholders in computing taxable income;

•	we would be subject to federal income tax at regular corporate rates;

•	we could be subject to the federal alternative minimum tax;

•	unless we are entitled to relief under specific statutory provisions, we could not elect to be taxed as a REIT for four taxable years following the year during which we were disqualified;

•	we could be required to pay significant income taxes, which would substantially reduce the funds available for investment and for distribution to our shareholders for each year in which we failed to qualify; and

•	we would no longer be required by law to make any distributions to our shareholders.

      We believe that the Partnership is treated as a partnership, and not as a corporation, for federal income tax purposes. If the IRS were to challenge successfully the status of the Partnership as a partnership for federal income tax purposes:

•	the Partnership would be taxed as a corporation;

•	we would cease to qualify as a REIT for federal income tax purposes; and

•	the amount of cash available for distribution to our shareholders would be substantially reduced.

We may be required to incur additional debt to qualify as a REIT.

      Generally, a REIT must make annual distributions to shareholders of at least 90% of its REIT taxable income. We are subject to income tax on amounts of undistributed REIT taxable income and net capital gain. In addition, we would be subject to a 4% excise tax if we fail to distribute sufficient income to meet a minimum distribution test based on our ordinary income, capital gain and aggregate undistributed income from prior years.

      We intend to make distributions to shareholders to comply with the Code’s distribution provisions and to avoid federal income and excise tax. Because our income is derived primarily from our share of income from the Partnership, our cash flow will consist primarily of distributions from the Partnership. We may need to borrow funds to meet our distribution requirements because:

•	our income or the Partnership’s income may not be matched by our or their related expenses at the time the income is considered received for purposes of determining taxable income; and

•	non-deductible capital expenditures, creation of reserves, or debt service requirements may reduce available cash but not taxable income.

      In these circumstances, we might have to borrow funds on unfavorable terms and even if our management believes the market conditions make borrowing financially unattractive.

The structure of our leases may jeopardize our ability to qualify as a REIT.

      We believe that the leases of properties owned by us will be treated as leases for federal income tax purposes. If the IRS were to challenge successfully the characterization of one or more of these leases, the Partnership would not be treated as the owner of the related property or properties for federal income tax purposes. As a result, the Partnership would lose tax depreciation and cost recovery deductions with respect to one or more of our properties, which in turn could cause us to fail to qualify as a REIT. Although we will use our best efforts to structure any leasing transaction for properties acquired in the future so the lease will be characterized as a lease and the Partnership will be treated as the owner of the property for federal income tax purposes, we will not seek an advance ruling from the IRS and do not intend to seek an opinion of counsel that the Partnership will be treated as the owner of any leased properties for federal income tax purposes. Thus, there can be no assurance that future leases will be treated as leases for federal income tax purposes, which could adversely affect our financial condition and results of operations.

To maintain our status as a REIT, we limit the amount of shares any one shareholder can own.

      The Code imposes certain limitations on the ownership of the stock of a REIT. For example, not more than 50% in value of our outstanding shares of capital stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Code). To protect our REIT status, our declaration of trust prohibits any one shareholder from owning (actually or constructively) more than 9.9% of the outstanding common shares or of any class or series of outstanding preferred shares. The constructive ownership rules are complex. Shares of our capital stock owned, actually or constructively, by a group of related individuals and/or entities may be treated as constructively owned by one of those individuals or entities. As a result, the acquisition of less than 9.9% of the outstanding common shares and/or a class of series of preferred shares (or the acquisition of an interest in an entity that owns common or preferred shares), by an individual or entity could cause that individual or entity (or another) to own constructively more than 9.9% of the outstanding stock. If that happened, either the transfer or ownership would be void or the shares would be transferred to a charitable trust and then sold to someone who can own those shares without violating the 9.9% ownership limits.

      The Board of Trustees and two-thirds of our shareholders eligible to vote at a shareholder meeting may remove these restrictions if they determine it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT. The 9.9% ownership restrictions may delay, defer or prevent a transaction or a change of our control that might involve a premium price for the common shares or otherwise be in the shareholders’ best interest.

Recent tax legislation provides favorable treatment for dividends of regular corporations, but not generally dividends from REITs.

      On May 28, 2003, the President signed into law the Jobs and Growth Tax Relief Reconciliation Act of 2003 (which we will refer to as the Act). Under the Act, the maximum tax rate on the long-term capital gains of non-corporate taxpayers is 15% (applicable to sales occurring from May 7, 2003 through December 31, 2008). The Act also reduced the tax rate on “qualified dividend income” to the maximum capital gains rate. Because, as a REIT, we are not generally subject to tax on the portion of our REIT taxable income or capital gains distributed to our shareholders, our distributions are not generally eligible for this new tax rate on dividends. As a result, our ordinary REIT distributions continue to be taxed at the higher tax rates applicable to ordinary income. Without further legislation, the maximum tax rate on long-term capital gains will revert to 20% in 2009, and dividends will again be subject to tax at ordinary rates.

      REITs remain tax-advantaged relative to regular C corporations because REITs are not generally subject to corporate-level federal income tax on income distributed to shareholders. The Act decreases this tax advantage somewhat, in that dividends from regular C corporations will generally be eligible for the 15% tax. It is not possible to predict what effect the Act may have on the value of REIT shares.

We cannot assure you we will continue to pay dividends at historical rates.

      Our ability to continue to pay dividends on our common shares at historical rates or to increase our common share dividend rate, and our ability to service our debt, will depend on a number of factors, including, among others, the following:

•	our financial condition and results of future operations;

•	the performance of lease terms by tenants;

•	the terms of our loan covenants; and

•	our ability to acquire, finance and lease additional properties at attractive rates.

      If we do not maintain or increase the dividend rate on our common shares, it could have an adverse effect on the market price of our common shares. Any preferred shares we may offer in the future may have a fixed dividend rate that would not increase with any increases in the dividend rate of our common shares. Conversely, payment of dividends on our common shares may be subject to payment in full of the dividends on any preferred shares and payment of interest on any debt securities we may offer.

Certain tax and anti-takeover provisions of our declaration of trust and bylaws may inhibit a change of our control.

      Certain provisions contained in our declaration of trust and bylaws and the Maryland General Corporation Law, as applicable to Maryland REITs, may discourage a third party from making a tender offer or acquisition proposal to us. If this were to happen, it could delay, deter or prevent a change in control or the removal of existing management. These provisions also may delay or prevent the shareholders from receiving a premium for their common shares over then-prevailing market prices. These provisions include:

•	the REIT ownership limits described above;

•	authorization of the issuance of our preferred shares with powers, preferences or rights to be determined by the Board of Trustees;

•	the requirement that a two-thirds vote of the holders of common shares is needed to remove a member of the Board of Trustees; and

•	the terms of our declaration of trust regarding business combinations and control share acquisitions.

We have entered into “lock-out” agreements that could result in our inability to sell properties at an opportune time and increased costs to us.

      In connection with our use of units in the Partnership as consideration for the acquisition of properties, we have entered into agreements that restrict our ability to sell, finance and refinance some of our properties for a period of time. These agreements generally prohibit us from taking these actions unless the Partnership also pays the contributing partners based on their tax liabilities as a result of the sale. These restrictions could result in our inability to sell these properties at an opportune time and increased costs to us.

We have the right to change some of our policies that may be important to our shareholders without shareholder consent.

      Our major policies, including our policies with respect to investments, leverage, financing, growth, debt capitalization, match-funding, as well as our distributions, are determined by the Board of Trustees or those committees or officers to whom the Board of Trustees has delegated that authority. The Board of Trustees may amend or revise these and other policies from time to time without shareholder vote. Accordingly, the shareholders may not have control over changes in our policies.

CAPITAL AUTOMOTIVE REIT

      We are a self-administered and self-managed real estate company operating as a real estate investment trust, or a REIT, for federal income tax purposes. Our primary business strategy is to purchase real estate (land, buildings and other improvements), which we simultaneously lease to operators of franchised automobile dealerships and motor vehicle service, repair or parts businesses, used vehicle businesses or other related businesses under long-term, triple-net leases. Triple-net leases typically require the tenant to pay all operating expenses of a property, including, but not limited to, all real estate taxes, assessments and other government charges, insurance, utilities, repairs and maintenance. We focus on leasing properties to dealer groups that have a long history of operating multi-site, multi-franchised dealerships, generally targeting the largest dealer groups in terms of revenues in the largest metropolitan areas in the U.S. in terms of population. In addition, we provide facility improvement and expansion funding, construction financing and take-out commitments in certain circumstances. We believe that we are the only real estate company exclusively pursuing this strategy. The objective of our strategy is to provide long-term, predictable, stable cash flow for our shareholders.

      As of March 31, 2003, we had invested nearly $1.6 billion in 295 properties located in 28 states, comprising approximately 2,096 acres of land and containing approximately 12.0 million square feet of buildings and improvements. Our tenants operate 410 motor vehicle franchises on our properties, representing 43 brands of motor vehicles, which include all of the top selling brands in the U.S.

      Our principal executive offices are located at 8270 Greensboro Drive, Suite 950, McLean, Virginia 22102 and our telephone number is (703) 288-3075. Our website address is www.capitalautomotive.com. The information contained in our website is not a part of this prospectus.

USE OF PROCEEDS

      Unless otherwise specified in the applicable prospectus supplement, we will contribute the net proceeds of a sale of securities to the Partnership in exchange for substantially identical securities of the Partnership. The Partnership will use the net proceeds from the sale of securities for one or more of the following:

•	repayment of debt;

•	acquisition of additional properties;

•	facility improvements and expansion fundings;

•	construction financing and take-out commitments;

•	redemption of any preferred shares outstanding; and

•	working capital and general corporate purposes.

DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

      We are a Maryland real estate investment trust. Your rights as a shareholder are governed by the Code of Maryland, including Title 8 of the Corporations and Associations Article, our declaration of trust and our bylaws. The following summary of the material terms, rights and preferences of the shares of beneficial interest is not complete. You should read our declaration of trust and bylaws for more complete information.

Authorized Shares

      Our declaration of trust allows us to issue up to 100,000,000 common shares of beneficial interest, par value $.01 per share, and 20,000,000 preferred shares of beneficial interest, par value $.01 per share. As of May 31, 2003, we had 31,679,138 common shares outstanding and no preferred shares outstanding.

      Authority of the Board of Trustees Relating to Authorization and Classification of Shares. Our declaration of trust allows our Board of Trustees to take the following actions without approval by you or any shareholder:

•	classify or reclassify any authorized but unissued common shares or preferred shares into one or more classes or series of shares of beneficial interest;

•	amend the declaration of trust to change the total number of shares of beneficial interest authorized; or

•	amend the declaration of trust to change the authorized number of shares of any class or series of shares of beneficial interest.

      If there are any laws or stock exchange rules which require us to obtain shareholder approval in order for us to take these actions, however, we will contact you and other shareholders to solicit that approval.

      We believe that the power of the Board of Trustees to issue additional shares of beneficial interest will provide us with greater flexibility in structuring possible future financings and acquisitions and in meeting other future needs. Although the Board of Trustees does not currently intend to do so, it has the ability to issue a class or series of beneficial shares that could have the effect of delaying or preventing a change of our control that might involve a premium price for holders of our common shares or otherwise be favorable to them.

Shareholder Liability

      Under Maryland law, you will not be personally liable for any obligation of ours solely because you are a shareholder. Under our declaration of trust, our shareholders are not liable for our debts or obligations by reason of being a shareholder and will not be subject to any personal liability, in tort, contract or otherwise, to any person in connection with our property or affairs by reason of being a shareholder.

      Notwithstanding these limitations, common law theories of “piercing the corporate veil” may be used to impose liability on shareholders in certain instances. Also, to the extent, that we conduct operations in another jurisdiction where the law of that jurisdiction

•	does not recognize the limitations of liability afforded by contract, Maryland law and our declaration of trust; and

•	does not provide similar limitations of liability applicable to real estate investment trusts or other trusts,

a third party could attempt, under limited circumstances, to assert a claim against our shareholders based on our obligations.

Common Shares

      All common shares offered through this prospectus will be duly authorized, fully paid and nonassessable. As a shareholder, you will be entitled to receive distributions, or dividends, on the shares you own if the Board of Trustees authorizes a dividend out of our legally available assets. Your right to receive those dividends may be affected, however, by the preferential rights of any other class or series of shares of beneficial interest and the provisions of our declaration of trust regarding restrictions on the transfer of shares of beneficial interest. For example, you may not receive dividends if no funds are available for distribution after we pay dividends to holders of preferred shares. You will also be entitled to receive dividends based on our assets available for distribution to common shareholders if we liquidate, dissolve or wind-up our operations. The amount you, as a shareholder, would receive in the distribution would be determined by the amount of your beneficial ownership of us in comparison with other beneficial owners. Assets will be available for distribution to shareholders only after we have paid all of our known debts and liabilities and paid the holders of any preferred shares we may issue which are outstanding at that time.

      Voting Rights. Each outstanding common share owned by a shareholder entitles that holder to one vote on all matters submitted to a vote of common shareholders, including the election of trustees. The right to vote is subject to the provisions of our declaration of trust regarding the restriction of the transfer of shares of beneficial interest, which we describe under “ — Restrictions on Ownership and Transfer,” below. There is no cumulative voting in the election of trustees, which means that, under Maryland law and our declaration of trust, the holders of a plurality of the outstanding common shares can elect all of the trustees then standing for election, and the holders of the remaining shares will not be able to elect any trustees.

      As a holder of a common share, you will not have any right to:

•	convert your shares into any other security;

•	have any funds set aside for future payments;

•	require us to repurchase your shares; or

•	purchase any of our securities, if other securities are offered for sale, other than as a member of the general public.

      Subject to the terms of our declaration of trust regarding the restrictions on transfer of shares of beneficial interest, each common share has the same dividend, distribution, liquidation and other rights as each other common share.

      According to the terms of our declaration of trust and bylaws, and Maryland law, all matters submitted to the shareholders for approval, except for those matters listed below, are approved if a majority of all the votes cast at a meeting of shareholders duly called and at which a quorum is present are voted in favor of approval. The following matters require approval other than by a majority of all votes cast:

•	our intentional disqualification as a real estate investment trust or revocation of our election to be taxed as a real estate investment trust (which requires the affirmative vote of the holders of two-thirds of the number of common shares outstanding and entitled to vote on such a matter),

•	the election of trustees (which requires a plurality of all the votes cast at a meeting of our shareholders at which a quorum is present),

•	the removal of trustees (which requires the affirmative vote of the holders of two-thirds of the number of common shares outstanding and entitled to vote on such a matter),

•	the amendment of our declaration of trust by shareholders (which requires the affirmative vote of a majority of votes entitled to be cast on the matter, except under certain circumstances specified in our declaration of trust that require the affirmative vote of two-thirds of all the votes entitled to be cast on the matter),

•	our dissolution (which requires the affirmative vote of two-thirds of all the votes entitled to be cast on the matter), and

•	our merger or consolidation with another entity or sale of all or substantially all of our property or assets (which requires the approval of the Board of Trustees and an affirmative vote of a majority of all the votes entitled to be cast on the matter).

      Our declaration of trust permits the trustees by a two-thirds vote to amend the declaration of trust from time to time to qualify as a real estate investment trust under Maryland law without the approval of you or other shareholders. Our declaration of trust permits the Board of Trustees to amend the declaration of trust to increase or decrease the total number of shares of beneficial interest or the number of shares of any class of shares of beneficial interest that we have authority to issue without approval by you or other shareholders.

      Preemptive Rights. Under our declaration of trust, no holder of shares of beneficial interest has any preemptive right to subscribe for any issuance of additional shares, other than as the Board of Trustees may provide in its sole discretion.

      Stock Exchange Listing. Our common shares are traded on the Nasdaq National Market under the trading symbol “CARS.”

      Transfer Agent and Registrar. The transfer agent and registrar for our common shares is American Stock Transfer & Trust Company, New York, New York.

Preferred Shares

      General. Preferred shares may be offered and sold from time to time, in one or more series, as authorized by the Board of Trustees. The Board of Trustees is authorized by Maryland law and our declaration of trust to set for each series the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption. The Board of Trustees has the power to set preferences, powers and rights, voting or other terms of preferred shares that are senior to, or better than, the rights of holders of common shares or other classes or series of preferred shares. The offer and sale of preferred shares could have the effect of delaying or preventing a change of our control that might involve a premium price for holders of our common shares or otherwise be favorable to them.

      Terms. You should refer to the prospectus supplement relating to the offering of any preferred shares for specific terms, including the following terms:

•	the title and stated value of those preferred shares;

•	the number of preferred shares offered and the offering price of those preferred shares;

•	the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation of any of those terms that apply to those preferred shares;

•	the date from which dividends on those preferred shares will accumulate, if applicable;

•	the terms and amount of a sinking fund, if any, for the purchase or redemption of those preferred shares;

•	the redemption rights, including conditions and the redemption price(s), if applicable, of those preferred shares;

•	any listing of those preferred shares on any securities exchange;

•	the terms and conditions, if applicable, upon which those preferred shares will be convertible into common shares or any of our other securities, including the conversion price or rate (or manner of calculation thereof);

•	the relative ranking and preference of those preferred shares as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs;

•	any limitations on issuance of any series of preferred shares ranking senior to or on a parity with that series of preferred shares as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs;

•	the procedures for any auction and remarketing, if any, for those preferred shares;

•	any other specific terms, preferences, rights, limitations or restrictions of those preferred shares;

•	a discussion of federal income tax consequences applicable to those preferred shares; and

•	any limitations on direct or beneficial ownership and restrictions on transfer in addition to those described in “— Restrictions on Ownership and Transfer,” in each case as may be appropriate to preserve our status as a real estate investment trust.

      The terms of any preferred shares we issue through this prospectus will be set forth in an articles supplementary or amendment to our declaration of trust. We will file the articles supplementary or amendment as an exhibit to the registration statement that includes this prospectus, or as an exhibit to a filing with the SEC that is incorporated by reference into this prospectus. The description of preferred shares in any prospectus supplement will not describe all of the terms of the preferred shares in detail. You should read the applicable articles supplementary or amendment to our declaration of trust for a complete description of all of the terms.

      Rank. Unless we say otherwise in a prospectus supplement, the preferred shares offered through that supplement will, with respect to dividend rights and rights upon our liquidation, dissolution or winding up, rank:

•	senior to all classes or series of our common shares, and to all other equity securities ranking junior to those preferred shares;

•	on a parity with all of our equity securities ranking on a parity with the preferred shares; and

•	junior to all of our equity securities ranking senior to the preferred shares.

      The term “equity securities” does not include convertible debt securities.

      Dividends. Subject to any preferential rights of any outstanding shares or series of shares and to the provisions of our declaration of trust regarding ownership of shares in excess of the ownership limitation described below under “— Restrictions on Ownership and Transfer,” our preferred shareholders are entitled to receive dividends, when and as authorized by our Board of Trustees, out of legally available funds.

      Redemption. If we provide for a redemption right in a prospectus supplement, the preferred shares offered through that supplement will be subject to mandatory redemption or redemption at our option, in whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in that supplement.

      Liquidation Preference. As to any preferred shares offered through this prospectus, the applicable supplement shall provide that, upon the voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of those preferred shares shall receive, before any distribution or payment shall be made to the holders of any other class or series of shares ranking junior to those preferred shares in our distribution of assets upon any liquidation, dissolution or winding up, and after payment or provision for payment of our debts and other liabilities, out of our assets legally available for distribution to shareholders, liquidating distributions in the amount of any liquidation preference per share (set forth in the applicable supplement), plus an amount, if applicable, equal to all distributions accrued and unpaid thereon (not including any accumulation in respect of unpaid distributions for prior distribution periods if those preferred shares do not have a cumulative distribution). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of those preferred shares will have no right or claim to any of our remaining assets. In the event that, upon our voluntary or involuntary liquidation, dissolution or winding up, the legally available assets are insufficient to pay the amount of the liquidating distributions on all of those outstanding preferred shares and the corresponding amounts payable on all of our shares of other classes or series of equity security ranking on a parity with those preferred shares in the distribution of assets upon liquidation, dissolution or winding up, then the holders of those preferred shares and all other such classes or series of equity security shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

      If the liquidating distributions are made in full to all holders of preferred shares entitled to receive those distributions prior to any other classes or series of equity security ranking junior to the preferred shares upon our liquidation, dissolution or winding up, then our remaining assets shall be distributed among the holders of those junior classes or series of equity shares, in each case according to their respective rights and preferences and their respective number of shares.

      Voting Rights. Unless otherwise indicated in the applicable supplement, holders of our preferred shares will not have any voting rights, except as may be required by applicable law or any applicable rules and regulations of the Nasdaq National Market.

      Conversion Rights. The terms and conditions, if any, upon which any series of preferred shares is convertible into common shares will be set forth in the prospectus supplement relating to the offering of those preferred shares. These terms typically will include:

•	the number of common shares into which the preferred shares are convertible;

•	the conversion price (or manner of calculation thereof);

•	the conversion period;

•	provisions as to whether conversion will be at the option of the holders of the preferred shares or at our option;

•	the events requiring an adjustment of the conversion price; and

•	provisions affecting conversion in the event of the redemption of that series of preferred shares.

      Transfer Agent and Registrar. We will identify the transfer agent and registrar for any series of preferred shares issued through this prospectus in a prospectus supplement.

Depositary Shares

      General. We may issue receipts for depositary shares, each of which will represent a fractional interest of a share of a particular series of preferred shares. We will deposit the preferred shares of any series represented by depositary shares with a depositary under a deposit agreement. We will identify the depositary in a prospectus supplement. Subject to the terms of the deposit agreement, if you own a depositary share, you will be entitled, in proportion to the fraction of the preferred share represented by your depositary share, to all of the rights and preferences to which you would be entitled if you owned the preferred share represented by your depositary share directly (including dividend, voting, redemption, conversion, subscription and liquidation rights).

      The depositary shares will be represented by depositary receipts issued pursuant to the applicable deposit agreement. Immediately following the issuance and delivery of our preferred shares to the depositary, we will cause the depositary to issue, on our behalf, the depositary receipts. Upon request, we will provide you with copies of the applicable form of deposit agreement and depositary receipt.

      Dividends and Other Provisions. If you are a “record holder” (as defined below) of depositary receipts and we pay a cash dividend or other cash distribution with respect to the preferred share represented by your depositary share, the depositary will distribute all cash dividends or other cash distributions it receives in respect of the preferred shares represented by your depositary receipts in proportion to the numbers of depositary shares you owned on the record date for that dividend or distribution.

      If we make a distribution in a form other than cash, the depositary will distribute the property it receives to you and all other record holders of depositary receipts in an equitable manner, unless the depositary determines that it is not feasible to do so. If the depositary decides it cannot feasibly distribute the property, it may sell the property and distribute the net proceeds from the sale to you and the other record holders. The amount the depositary distributes in any of the foregoing cases may be reduced by any amounts that we or the depositary is required to withhold on account of taxes.

      A “record holder” is a person who holds depositary receipts on the record date for any dividend, distribution or other action. The record date for depositary shares will be the same as the record date for the preferred shares represented by those depositary receipts.

      Withdrawal of Preferred Shares. If you surrender your depositary receipts, the depositary will be required to deliver certificates to you evidencing the number of preferred shares represented by those receipts (but only in whole shares). If you deliver depositary receipts representing a number of depositary shares that is greater than the number of whole shares to be withdrawn, the depositary will deliver to you at the same time a new depositary receipt evidencing the fractional shares.

      Redemption of Depositary Shares. If we redeem a series of preferred shares represented by depositary receipts, the depositary will redeem depositary shares from the proceeds it receives after redemption of the preferred shares. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of preferred shares. If fewer than all the depositary shares are to be redeemed, the depositary will select shares to be redeemed by lot, pro rata or by any other equitable method it may determine. After the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding. All rights of the holders of those depositary shares will cease, except the right to receive the redemption price that the holders of the depositary shares were entitled to receive upon redemption. Payments will be made when holders surrender their depositary receipts to the depositary.

      Voting the Preferred Shares. When the depositary receives notice of any meeting at which the holders of preferred shares are entitled to vote, the depositary will mail information contained in the notice to you as a record holder of the depositary shares relating to the preferred shares. As a record holder of the depositary shares on the record date (which will be the same date as the record date for the preferred shares), you will be entitled to instruct the depositary as to how you would like your votes to be exercised. The depositary will endeavor, insofar as practicable, to vote the number of preferred shares represented by your depositary shares in accordance with your instructions. We will agree to take all reasonable action that the depositary may deem necessary to enable the depositary to do this. If you do not send specific instructions the depositary will not vote the preferred shares represented by your depositary shares.

      Liquidation Preference. In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, you will be entitled, as a record holder of depositary shares, to the fraction of the liquidation preference accorded each applicable preferred share, as has been set forth in a prospectus supplement.

      Conversion of Preferred Shares. Our depositary shares, as such, are not convertible into common shares or any of our other securities or property. Nevertheless, if so specified in a prospectus supplement, the depositary receipts may be surrendered by their holders to the depositary with written instructions to the depositary to instruct us to cause conversion of the preferred shares represented by the depositary shares into whole common or preferred shares, as the case may be. We will agree that, upon receipt of this type of instruction and any amounts payable, we will convert the depositary shares using the same procedures as those provided for delivery of preferred shares to effect such conversion. If the depositary shares are to be converted in part only, one or more new depositary receipts will be issued for any depositary shares not to be converted. No fractional common shares will be issued upon conversion, and if such conversion will result in issuance of a fractional share, we will pay an amount of cash equal to the value of the fractional interest based upon the closing price of the common shares on the last business day prior to the conversion.

      Amendment and Termination of the Deposit Agreement. We and the depositary may amend the form of depositary receipt and any provision of the deposit agreement at any time. However, any amendment which materially and adversely alters your rights as a holder of depositary shares will not be effective unless the holders of at least a majority of the depositary shares then outstanding approve the amendment. The deposit agreement will only terminate if:

•	we redeem all outstanding depositary shares;

•	we make a final distribution in respect of the related preferred shares to which the depositary shares and agreement relate, including in connection with any liquidation, dissolution or winding up and the distribution has been distributed to the holders of depositary shares; or

•	each related preferred share to which the depositary shares and agreement relate shall have been converted into shares of beneficial interest not so represented by depositary shares.

      Resignation and Removal of Depositary. The depositary may resign at any time by delivering notice to us of its election to do so. Additionally, we may remove the depositary at any time. Any resignation or removal will take effect when we appoint a successor depositary and the successor accepts the appointment. We must appoint a successor depositary within 60 days after delivery of the notice of resignation or removal. A successor depositary must be a bank or trust company having its principal office in the U.S. and having a combined capital and surplus of at least $50 million.

      Charges of Depositary. We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred shares and issuance of depositary receipts, all withdrawals of preferred shares by owners of the depositary shares and any redemption of the preferred shares. You will pay other transfer and other taxes, governmental charges and other charges expressly provided for in the deposit agreement.

      Miscellaneous. The depositary will forward to you all reports and communications from us that we are required, or otherwise determine, to furnish to the holders of the preferred shares.

      Neither we nor the depositary will be liable under the deposit agreement to you other than for the depositary’s gross negligence, willful misconduct or bad faith. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred shares unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred shares for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Restrictions on Ownership and Transfer

      Restrictions on ownership and transfer of shares are important to ensure that we meet certain conditions under the Code to qualify as a REIT. For example, the Code contains the following requirements.

•	No more than 50% in value of a REIT’s shares may be owned, actually or constructively (based on attribution rules in the Code), by five or fewer individuals during the last half of a taxable year or a proportionate part of a shorter taxable year, which we refer to as the 5/50 Rule. Under the Code, individuals include certain tax-exempt entities, except that qualified domestic pension funds are not generally treated as individuals.

•	If a REIT, or an owner of 10% or more of a REIT, is treated as owning 10% or more of a tenant of the REIT’s property, the rent received by the REIT from the tenant will not be “qualifying income” for purposes of the REIT gross income tests of the Code.

•	A REIT’s stock or beneficial interests must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year.

      In order to maintain our qualification as a REIT, our declaration of trust, subject to certain exceptions described below, provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.9% of the outstanding common shares, any class or series of preferred shares or any other class or series of capital stock. In this prospectus, the term “ownership limitation” is used to describe this provision of our declaration of trust.

      Any transfer of shares will be null and void, and the intended transferee will acquire no rights in such shares if the transfer:

•	results in any person owning, directly or indirectly, shares in excess of the ownership limitation;

•	results in the shares being owned by fewer than 100 persons (determined without reference to any rules of attribution);

•	results in our being “closely held” (within the meaning of Section 856(h) of the Code);

•	causes us to own, directly or constructively, 10% or more of the ownership interests in a tenant of our real property (within the meaning of Section 856 (d) (2)(B) of the Code); or

•	otherwise results in our failure to qualify as a REIT.

      Automatic Transfer of Shares to Trust. With certain exceptions described below, if any purported transfer of shares would violate any of the restrictions described in the immediately preceding paragraph, then the transfer will be null and void, and those shares will be designated as “shares-in-trust” and transferred automatically to a charitable trust. The transfer to the trust is effective as of the end of the business day before the purported transfer of such shares. The record holder of the shares that are designated as shares-in-trust must deliver those shares to us for registration in the name of the trust. We will designate a trustee who is not affiliated with us. The beneficiary of the trust will be one or more charitable organizations named by us.

      Any shares-in-trust remain issued and outstanding shares and are entitled to the same rights and privileges as all other shares of the same class or series. The trust receives all dividends and distributions on the shares-in-trust and holds such dividends and distributions in trust for the benefit of the beneficiary. The trustee votes all shares-in-trust. The trustee shall also designate a permitted transferee of the shares-in-trust. The permitted transferee must purchase the shares-in-trust for valuable consideration and acquire the shares-in-trust without resulting in the transfer being null and void.

      The record holder with respect to shares-in-trust must pay the trust any dividends or distributions received by such record holder (1) that are attributable to any shares-in-trust and (2) if the record date for those shares-in-trust was on or after the date that such shares became shares-in-trust. Upon sale or other disposition of the shares-in-trust to a permitted transferee, the record holder generally will receive from the trustee, the lesser of:

•	the price per share, if any, paid by the record holder for the shares, or

•	if no amount was paid for such shares (e.g., if such shares were received through a gift or devise),

•	the price per share equal to the market price (which is calculated as defined in our declaration of trust) on the date the shares were received, or

•	the price per share received by the trustee from the sale of such shares-in-trust.

      Any amounts received by the trustee in excess of the amounts paid to the record owner will be distributed to the beneficiary. Unless sooner sold to a permitted transferee, upon our liquidation, dissolution or winding up, the record owner generally will receive from the trustee its share of the liquidation proceeds but in no case more than the price per share paid by the record owner or, in the case of a gift or devise, the market price per share on the date such shares were received by the trust.

      The shares-in-trust will be offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price per share in the transaction that created the shares-in-trust (or, in the case of a gift or devise, the market price per share on the date of such transfer) or (2) the market price per share on the date that we, or our designee, accepts such offer. We may accept such offer for a period of 90 days after the later of (1) the date of the purported transfer which resulted in such shares-in-trust or (2) the date we determine in good faith that a transfer resulting in such shares-in-trust occurred.

      Any person who acquires or attempts to acquire common shares or preferred shares which would be null and void under the restrictions described above, or any person who owned common shares or preferred shares that were transferred to a trust, must (1) give us immediate written notice of such event and (2) provide us such other information as requested in order to determine the effect, if any, of such transfer on our status as a REIT.

      If a shareholder owns more than 5% of the outstanding common shares or preferred shares, then the shareholder must notify us of its share ownership by January 30 of each year.

      The ownership limitation generally does not apply to the acquisition of shares by an underwriter that participates in a public offering of such shares. In addition, the Board of Trustees may exempt a person from the ownership limitation under certain circumstances and conditions. The Board may not grant an exemption from the ownership limitation to any proposed transferee whose ownership, direct or indirect, of our shares of beneficial interest in excess of the ownership limitation would result in the termination of our status as a REIT. The restrictions described above will continue to apply until (1) the Board of Trustees determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT, and (2) there is an affirmative vote of two-thirds of the votes entitled to be cast on such matter at a regular or special meeting of our shareholders.

      The ownership limitation could have the effect of delaying, deferring or preventing a transaction or a change in our control that might involve a premium price for the common shares or preferred shares or otherwise be in the best interest of our shareholders. All certificates representing shares will bear a legend referring to the restrictions described above.

Warrants

      We may issue warrants for the purchase of common or preferred shares. If we offer warrants, we will describe the terms in a prospectus supplement. Warrants may be offered independently, together with other securities offered by any prospectus supplement, or through a dividend or other distribution to shareholders and may be attached to or separate from other securities. Warrants may be issued under a written warrant agreement to be entered into between us or the holder or beneficial owner, or we could issue warrants pursuant to a written warrant agreement with a warrant agent specified in a prospectus supplement. A warrant agent would act solely as our agent in connection with the warrants of a particular series and would not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of such warrants.

      The following are some of the warrant terms that could be described in a prospectus supplement:

•	the title of the warrant;

•	the aggregate number of warrants;

•	the price or prices at which the warrant will be issued;

•	the designation, number and terms of the preferred shares or common shares that may be purchased on exercise of the warrant;

•	the date, if any, on and after which the warrant and the related securities will be separately transferable;

•	the price at which each security purchasable on exercise of the warrant may be purchased;

•	the dates on which the right to purchase the securities purchasable on exercise of the warrant will begin and end;

•	the minimum or maximum number of securities that may be purchased at any one time;

•	any anti-dilution protection;

•	information with respect to book-entry procedures, if any;

•	a discussion of certain federal income tax considerations; and

•	any other warrant terms, including terms relating to transferability, exchange or exercise of the warrant.

Registration Rights Agreements

      Under the Partnership’s partnership agreement, we have agreed to file one or more registration statements that covers the resale of common shares upon exchange of units of the Partnership that were issued in private placements at the time of and since our formation. In addition, prior to our filing of a registration statement with respect to a firm commitment underwritten public offering of our shares, we are obligated to notify each holder of common shares that were issued upon exchange of units of the Partnership and, subject to limitations, to allow the holder to include such common shares in the offering.

      We must use our best efforts to maintain the effectiveness of these registration statements. The exchange of outstanding securities for common shares will increase the number of outstanding common shares and will increase our percentage ownership interest in the Partnership.

Certain Provisions of Maryland Law and our Declaration of Trust and Bylaws

      The following summary of certain provisions of the Maryland General Corporation Law and our declaration of trust and bylaws is not complete. You should read the Maryland General Corporation Law and our declaration of trust and bylaws for more complete information. The business combination provisions and the control share acquisition provisions of Maryland law, both of which are discussed below, could have the effect of delaying or preventing a change in our control. Also, the removal of trustees provisions of the declaration of trust and the advance notice provisions of the bylaws could have the effect of delaying or preventing a transaction or a change in our control. These provisions could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offer, even if the offer contains a premium price for holders of common shares or otherwise benefits shareholders.

      Business Combinations. Maryland General Corporation Law prohibits us from entering into “business combinations” and other corporate transactions unless special actions are taken. The business combinations that require these special actions include a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance of equity securities when the combination is between us and an “interested shareholder” (as defined below). An interested shareholder is:

•	any person who beneficially owns 10% or more of the voting power of our shares; or

•	any of our affiliates which beneficially owned 10% or more of the voting power of our shares within two years prior to the date in question.

      We may not engage in a business combination with an interested shareholder or any of its affiliates for five years after the interested shareholder becomes an interested shareholder. This prohibition does not apply to business combinations involving us that are exempted by the Board of Trustees before the interested shareholder becomes an interested shareholder.

      We may engage in business combinations with an interested shareholder if at least five years have passed since the person became an interested shareholder, but only if the transaction is:

•	recommended by our Board of Trustees; and

•	approved by at least

•	80% of our outstanding shares entitled to vote; and

•	two-thirds of our outstanding shares entitled to vote that are not held by the interested shareholder.

      Shareholder approval will not be required if our common shareholders receive a minimum price (as defined in the statute) for their shares and our shareholders receive cash or the same form of consideration as the interested shareholder paid for its shares.

      Control Share Acquisitions. Our declaration of trust exempts acquisitions of our shares of beneficial interest by any person from “control share acquisition” requirements discussed below. There is no assurance that such exemption will not be amended or eliminated in the future. If the exemption was eliminated, “control share acquisitions” would be subject to the following provisions.

      The Maryland General Corporation Law provides that “control shares” of a Maryland real estate investment trust acquired in a “control share acquisition” have no voting rights unless two-thirds of the shareholders (excluding shares owned by the acquirer, and by the officers and trustees who are employees of the Maryland real estate investment trust) approve their voting rights.

      “Control Shares” are shares that, if added with all other shares previously acquired, would entitle that person to vote, in electing the trustees:

•	10% or more but less than one-third of such shares;

•	one-third or more but less than a majority of such shares; or

•	a majority of the outstanding shares.

      Control shares do not include shares the acquiring person is entitled to vote with shareholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

      If this provision becomes applicable to us, a person who has made or proposes to make a control share acquisition could, under certain circumstances, compel our Board of Trustees to call a special meeting of shareholders to consider the voting rights of the control shares. We could also present the question at any shareholders’ meeting on our own.

      If this provision becomes applicable to us, subject to certain conditions and limitations, we would be able to redeem any or all control shares. If voting rights for control shares were approved at a shareholders meeting and the acquirer were entitled to vote a majority of the shares entitled to vote, all other shareholders could exercise appraisal rights and exchange their shares for a fair value as defined by statute.

      Limitation of Liability of Trustees and Officers. Our declaration of trust provides that, to the fullest extent that limitations on the liability of trustees and officers are permitted by the Maryland General Corporation Law, no trustee or officer shall be liable to us or our shareholders for money damages. The Maryland General Corporation Law provides that we may restrict or limit the liability of trustees or officers for money damages except

•	to the extent anyone actually received an improper benefit or profit in money property or services; or

•	a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding that the person’s action was material to the cause of action adjudicated and the action or failure to act was the result of bad faith or active and deliberate dishonesty.

      Indemnification of Trustees and Officers. Our declaration of trust and bylaws permit us to indemnify any of its employees or agents. The bylaws require us to indemnify each trustee or officer who has been successful in defending any proceeding to which he or she is made a party by reason of his or her service to us. We have also entered into separate indemnification agreements with certain of our trustees and certain of our executive officers. The agreements require that we indemnify our trustees and officers to the fullest extent permitted by Maryland General Corporation Law. The agreements also require us to indemnify and advance all expenses incurred by trustees and officers seeking to enforce their indemnification agreements. We must also cover trustees and officers under our trustees’ and officers’ liability insurance. Although the form indemnification agreement offers substantially the same scope of coverage as our declaration of trust and bylaws, the agreements provide greater assurance to the trustees and officers that indemnification will be available because, as a contract, it cannot be modified unilaterally in the future by the Board of Trustees or by our shareholders.

      The Maryland General Corporation Law provides that we may indemnify trustees and officers unless

•	the trustee actually received an improper benefit or profit in money, property or services;

•	the act or omission of the trustee was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or

•	in a criminal proceeding, the trustee had reasonable cause to believe that the act or omission was unlawful.

      Our bylaws require, as a condition to advancing expenses, (1) a written affirmation by the trustee or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by us and (2) a written affirmation to repay the amount paid by us if it is determined that the trustee or officer was not entitled to indemnification.

      Meetings of Shareholders. Our bylaws provide for an annual meeting of shareholders to elect individuals to the Board of Trustees and transact such other business as may properly be brought before the meeting. Special meetings of shareholders may be called by our President, the Board of Trustees or the Chairman of the Board and shall be called at the request in writing of the holders of 50% or more of our outstanding shares of beneficial interest entitled to vote.

      Our Bylaws provide that any action required or permitted to be taken at a meeting of shareholders may be taken by unanimous written consent without a meeting. The written consent must, among other items, specify the action to be taken and be signed by each shareholder entitled to vote on the matter.

DESCRIPTION OF DEBT SECURITIES

      We may use this prospectus to offer debt securities. If we offer debt securities, we will prepare and distribute a prospectus supplement that describes the specific terms of the debt securities. In this section of the prospectus, we describe the general terms we expect all debt securities to have. We also identify some of the specific terms that will be described in a prospectus supplement. Although we expect that any debt securities we offer with this prospectus will have the general terms we describe in this section, our debt securities may have terms that are different from or inconsistent with the general terms we describe here. Therefore, you should read the prospectus supplement carefully.

General Terms of Debt Securities

      Unless we say otherwise in a prospectus supplement, debt securities we offer through this prospectus:

•	will be our general, direct and unsecured obligations;

•	may or may not be guaranteed by the Partnership and one or more of our other subsidiaries; and

•	may be either senior debt securities or subordinated debt securities.

      Senior debt securities will rank equally with all of our other unsecured and unsubordinated obligations. Subordinated debt securities will be subordinate and junior in right of payment to all of our present and future senior debt in the manner we describe in a prospectus supplement.

      If the debt securities are guaranteed by the Partnership or another subsidiary, unless we say otherwise in a prospectus supplement, the guarantee:

•	will be the guarantor’s general, direct and unsecured contingent obligation;

•	if a guarantee of senior debt securities, will rank on an equal basis with all other unsecured and senior obligations of the guarantor; and

•	if a guarantee of subordinated debt securities, will be subordinate and junior in right of payment to all of the guarantor’s present and future senior debt.

      We may incur additional debt, subject to limitations in the agreements governing our revolving credit facilities and other notes we may have issued.

      Unless we say otherwise in a prospectus supplement:

•	debt securities we offer through this prospectus will not limit the amount of other debt that we may incur;

•	you will not have any protection if we engage in a highly leveraged transaction, a restructuring, a transaction involving a change in control, or a merger or similar transaction that may adversely affect holders of the debt securities; and

•	we will not list the debt securities on any securities exchange.

The Indentures

      Any debt securities we offer through this prospectus will be issued under an indenture between us and a trustee. We have filed with the SEC two “base indentures” that are exhibits to the registration statement that includes this prospectus. The senior indenture describes the general terms of senior debt securities we may issue. In addition to describing the general terms of subordinated debt securities that we may issue, the subordinated indenture includes additional terms describing the subordination provisions of these securities. The indentures will be subject to the Trust Indenture Act of 1939, as amended.

      The base indentures do not include all the terms of debt securities we may issue through this prospectus. If we issue debt securities through this prospectus, our Board of Trustees will establish the additional terms for each series of debt securities. The additional terms will be set forth in a supplemental indenture or in a resolution of our Board of Trustees. The base indentures describe the additional terms that may be established and we summarize the additional terms that may be established under “— Additional Terms of Debt Securities,” below.

      We have summarized the provisions of the base senior indenture and the base subordinated indenture below. The summary is not complete. You should read the indentures for provisions that may be important to you. The extent, if any, to which the provisions of the base indentures apply to particular debt securities will be described in the prospectus supplement relating to those securities. You should read the prospectus supplement for more information regarding any particular issuance of debt securities.

Additional Terms of Debt Securities

      As described above, the terms of a particular series of debt securities we offer through this prospectus will be established by our Board of Trustees when we issue the series. We will describe the terms of the series in a prospectus supplement. The base indentures provide that the terms that may be established include the following:

•	Title. The title of the debt securities offered.

•	Amount. Any limit upon the total principal amount of the series of debt securities offered.

•	Maturity. The date or dates on which the principal of and premium, if any, on the offered debt securities will mature or the method of determining such date or dates.

•	Interest Rate. The rate or rates (which may be fixed or variable) at which the offered debt securities will bear interest, if any, or the method of calculating such rate or rates.

•	Interest Accrual. The date or dates from which interest will accrue or the method by which such date or dates will be determined.

•	Interest Payment Dates. The date or dates on which interest will be payable and the record date or dates to determine the persons who will receive payment.

•	Place of Payment. The place or places where principal of, premium, if any, and interest, on the offered debt securities will be payable or at which the offered debt securities may be surrendered for registration of transfer or exchange.

•	Optional Redemption. The period or periods within which, the price or prices at which, the currency or currencies (if other than in U.S. dollars), including currency unit or units, in which, and the other terms and conditions upon which, the offered debt securities may be redeemed (or called away), in whole or in part, at our option, if we have that option.

•	Mandatory Redemption. The obligation, if any, we have to redeem or repurchase the offered debt securities pursuant to any sinking fund or similar provisions or upon the happening of a specified event or at the option of a holder; and the period or periods within which, the price or prices at which, the currency or currencies (if other than in U.S. dollars), including currency unit or units, in which, and the other terms and conditions upon which, such offered debt securities shall be redeemed or purchased, in whole or in part.

•	Denominations. The denominations in which the offered debt securities are authorized to be issued.

•	Currency. The currency or currency unit in which the offered debt securities may be denominated and/or the currency or currencies, including currency unit or units, in which principal of, premium, if any, and interest, if any, on the offered debt securities will be payable and whether we or the holders of the offered debt securities may elect to receive payments in respect of the offered debt securities in a currency or currency unit other than that in which the offered debt securities are stated to be payable.

•	Indexed Principal. If the amount of principal of, or premium, if any, or interest on, the offered debt securities may be determined with reference to an index or pursuant to a formula or other method, the manner in which such amounts will be determined.

•	Payment on Acceleration. If other than the principal amount, the amount which will be payable upon declaration of the acceleration of the maturity or the method by which such portion shall be determined.

•	Special Rights. Provisions, if any, granting special rights to the holders of the offered debt securities if certain specified events occur.

•	Modifications to Indenture. Any addition to, or modification or deletion of, any event of default or any of the covenants specified in the indenture with respect to the offered debt securities.

•	Tax “Gross-Up.” The circumstances, if any, under which we will pay additional amounts on the offered debt securities held by non-U.S. persons for taxes, assessments or similar charges.

•	Registered or Bearer Form. Whether the offered debt securities will be issued in registered or bearer form or both.

•	Dates of Certificates. The date as of which any offered debt securities in bearer form and any temporary global security representing outstanding securities are dated, if other than the original issuance date of the offered debt securities.

•	Forms. The forms of the securities and interest coupons, if any, of the series.

•	Registrar and Paying Agent. If other than the trustee under the applicable indenture, the identity of the registrar and any paying agent for the offered debt securities.

•	Defeasance. Any means of defeasance or covenant defeasance that may be specified for the offered debt securities.

•	Global Securities. Whether the offered debt securities are to be issued in whole or in part in the form of one or more temporary or permanent global securities and, if so, the identity of the depositary or its nominee, if any, for the global security or securities and the circumstances under which beneficial owners of interests in the global security may exchange those interests for certificated debt securities to be registered in the names of or to be held by the beneficial owners or their nominees.

•	Documentation. If the offered debt securities may be issued or delivered, or any installation of principal or interest may be paid, only upon receipt of certain certificates or other documents or satisfaction of other conditions in addition to those specified in the applicable indenture, the form of those certificates, documents or conditions.

•	Payees. If other than as provided in the applicable indenture, the person to whom any interest on any registered security of the series will be payable and the manner in which, or the person to whom, any interest on any bearer securities of the series will be payable.

•	Definitions. Any definitions for the offered debt securities of that series that are different from or in addition to the definitions included in the applicable indenture, including, without limitation, the definition of “unrestricted subsidiary” to be used for such series.

•	Subordination. In the case of the subordinated indenture, the relative degree to which the offered debt securities shall be senior to or junior to other debt securities, whether currently outstanding or to be offered in the future, and to other debt, in right of payment.

•	Guarantees. Whether the offered debt securities are guaranteed and, if so, the identity of the guarantors and the terms of the offered guarantees (including whether and the extent to which the guarantees are subordinated to other debt of the guarantors).

•	Conversion. The terms, if any, upon which the offered debt securities may be converted or exchanged into or for our common shares, preferred shares or other securities or property.

•	Restrictions. Any restrictions on the registration, transfer or exchange of the offered debt securities.

•	Other Terms. Any other terms not inconsistent with the terms of the applicable indenture pertaining to the offered debt securities or which may be required or advisable under U. S. laws or regulations or advisable, as we determine, in connection with marketing of securities of the series.

Form of Securities and Related Matters

      Registered or Bearer Form. Debt securities may be offered in either registered or bearer form.

•	If the debt securities are in registered form, we may treat the person who is named in the register as the owner of the debt securities for all purposes, including payment, exchange and transfer.

•	If we issue debt securities in bearer form, we will issue those debt securities only to non-U.S. persons and may treat the bearer of the securities as the owner for all purposes, including payment, exchange and transfer. If we issue debt securities in bearer form, we will describe special offering restrictions and material U.S. federal income tax consequences relating to the offered debt securities in a prospectus supplement.

      Denominations. Unless we say otherwise in a prospectus supplement, we will issue debt securities in denominations of:

•	U.S. $1,000 (or multiples of $1,000) if we issue the debt securities in registered form; and

•	U.S. $5,000 (or multiples of $5,000) if we issue debt securities in bearer form.

      Payment Currencies and Indexed Securities. We may offer debt securities for which:

•	the purchase price is payable in a currency other than U.S. dollars;

•	the securities are denominated in a currency other than U.S. dollars; or

•	the principal or interest of, or any other amount due on, the offered debt securities is in a currency other than U.S. dollars.

      The other currency may be a currency unit comprised of various currencies. Payments on debt securities may also be based on an index.

      Payment, Transfer and Exchange. Unless we say otherwise in a prospectus supplement, we will maintain an office or agency for paying principal, interest and other amounts on the debt securities. We will notify you of the location of that office and of any change in the office’s location. At our option, however, we may make any interest payments on debt securities issued in registered form by:

•	mailing checks to you at the address you specify; or

•	wire transfer of immediately available funds to an account you specify.

      Unless we say otherwise in a prospectus supplement, we will pay interest to the person whose name is in the register at the close of business on the regular record date for such interest.

      We will describe in a prospectus supplement how we will pay amounts owing on bearer securities. We will only pay amounts owing on bearer securities at an office outside the United States.

      Unless we say otherwise in a prospectus supplement, you may transfer or exchange debt securities issued in registered form at an agency that we designate. You may transfer or exchange debt securities without service charge, although we may require you to pay any related tax or other governmental charge.

Global Securities

      We may issue debt securities of a series in the form of one or more fully registered global securities. Each registered global security will:

•	be registered in the name of a depositary or a nominee for the depositary;

•	be deposited with the depositary or nominee or a custodian therefor; and

•	bear a legend regarding the restrictions on exchanges and registration of transfer and any such other appropriate matters.

      If we issue a registered global security, we will only transfer or exchange it for another global security issued to the depositary, its successor or their nominees, until we issue securities in definitive form.

      After we issue a registered global security and deposit that registered global security with or on behalf of the depositary, the depositary will credit on its book-entry registration and transfer system the respective principal amounts of the debt securities represented by the registered global security to the accounts of institutions that have accounts with the depositary. We refer to institutions that have accounts with the depositary as “participants.” The underwriters or agents engaging in the distribution of the debt securities will designate the accounts to be credited. We will designate the accounts to be credited if we offer and sell the debt securities directly. You may only own a beneficial interest in registered debt securities if you are a participant or hold your interest through a participant. Your interest will be shown on, and transfers of your interest will only be effected through, records maintained by the depositary for the registered global security or by its nominee and/or records maintained by the participants.

      We will treat the depositary for a registered global security, or its nominee, as the sole owner or holder of the debt security represented by the registered global security for all purposes under each indenture as long as it is the owner of the debt security. Accordingly, if you own a beneficial interest in a registered global security, you must rely on the procedures of the depositary (and, if you are not a participant, you must rely on the procedures of the participant through which you own your interest), to exercise any of your rights under the indenture. We understand that under existing industry practices, depositaries authorize participants to give or take instructions or take actions required or permitted under indentures, and participants authorize beneficial owners owning through such participants to give or take instructions or actions or act upon the instructions of beneficial owners holding through them.

      Unless we say otherwise in a prospectus supplement, we will make payments with respect to principal, premium, if any, and interest on the debt securities represented by a registered global security to the depositary or its nominee, as the case may be. We expect that the depositary will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security. We also expect that participants will act pursuant to standing instructions and customary practices. We, the respective trustees and our agents or agents of the respective trustees will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in any registered global security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

      Unless we say otherwise in a prospectus supplement, we will issue debt securities in certificated form in exchange for a registered global security:

•	if the depositary for the registered global security ceases to be registered as a clearing agency under applicable law or is not willing or able to provide securities depositary services with respect to the registered global security and a successor depositary is not appointed by us within 90 days; or

•	if an event of default, or an event which, with the giving of notice or lapse of time or both, would constitute an event of default, occurs with respect to the debt securities represented by the registered global security and such event of default continues for a period of 90 days.

      In addition, unless we say otherwise in a prospectus supplement, we will have the right not to have any of the debt securities of a series represented by one or more registered global securities. If we make that determination, we will issue debt securities of such series in certificated form in exchange for all of the registered global securities representing such series of debt securities.

      You should note that the laws of some states may require that you take physical delivery of global securities in definitive form. Such laws may impair your ability to own, transfer or pledge beneficial interests in global securities.

      The debt securities of a series may also be issued in whole or in part in the form of one or more bearer global securities that will be deposited with a depositary, or its nominee, identified in a prospectus supplement. We may issue bearer global securities in temporary or permanent form. The specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any portion of a series of debt securities to be represented by one or more bearer global securities will be described in a prospectus supplement.

Certain Covenants

      We will describe any material covenants in respect of any series of debt securities in a prospectus supplement.

Consolidation, Merger, Sale of Assets

      Unless we say otherwise in a prospectus supplement, each indenture will provide that we will not, in a single transaction or a series of related transactions, engage in any of the following transactions if any of these transactions would result in a sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of our property and assets to any other person or group of affiliated persons:

•	consolidate with or merge with or into any other person;

•	sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our properties and assets to any person or group of affiliated persons; or

•	permit any of our subsidiaries to enter into any such transaction or transactions.

      In order to engage in any such transaction, we must satisfy all of the following conditions:

•	either

•	we must be the continuing company, or

•	the surviving entity must be an entity duly organized and validly existing under U.S. laws, any state or the District of Columbia, and the surviving entity must assume, by a supplemental indenture in a form reasonably satisfactory to the trustee, all obligations under the applicable debt securities and the related indenture;

•	immediately before and immediately after giving effect to such transactions, no default or event of default under the debt securities shall have occurred and be continuing;

•	immediately after giving effect to such transaction on a pro forma basis, our consolidated net worth (as defined in the applicable indenture) (or the surviving entity if we are not the continuing obligor under the indenture) is equal to or greater than our consolidated net worth immediately prior to such transaction;

•	immediately before and immediately after giving effect to such transaction on a pro forma basis (on the assumption that the transaction occurred on the first day of the four-quarter period immediately prior to the consummation of such transaction with the appropriate adjustments with respect to the transaction being included in such pro forma calculation), we (or the surviving entity if we are not the continuing obligor under the indenture) could incur $1.00 of additional debt without violating any applicable provisions of the indenture limiting debt;

•	each guarantor of the debt securities, if any, unless it is the other party to the transactions described above, will have by supplemental indenture confirmed that its guarantee will apply to such person’s obligations under the indenture and the debt securities;

•	if any of our assets would become subject to any lien, any provisions of the indenture limiting liens are complied with; and

•	we or the surviving entity has delivered, or caused to be delivered, to the trustee, in form and substance reasonably satisfactory to the trustee, an officers’ certificate and an opinion of counsel, each to the effect that each consolidation, merger, transfer, sale, assignment, lease or other transaction and the supplemental indenture relating to such transaction comply with the provisions of the applicable indenture and that all conditions precedent provided for in the indenture relating to the transaction have been met.

      Unless we say otherwise in a prospectus supplement, each indenture for debt securities that are guaranteed will provide for similar restrictions on any guarantor.

Subordination

      Generally. Unless we say otherwise in a prospectus supplement, the payment of principal, premium, if any, and interest on subordinated debt securities will be subordinated (or junior) to the prior payment in full of all of any of our present and future “senior debt.” This means that we must pay all present and future senior debt before we pay amounts due to holders of subordinated debt securities if we liquidate, dissolve, reorganize or go through a similar process. After making these payments, we may not have sufficient assets remaining to pay the amounts due to holders of subordinated debt securities or equity securities.

      We will describe what debt is defined as “senior” with respect to any subordinated debt securities we offer in a prospectus supplement, but senior debt will generally include bank debt and certain other pre-existing debts.

      Payment Blockage for Payment Defaults. Unless we say otherwise in a prospectus supplement, if we have defaulted in the payment of any “designated senior debt,” we may not:

•	pay any principal, premium, if any, or interest on subordinated debt securities; or

•	purchase, redeem, defease, or otherwise acquire any subordinated debt securities.

      We will describe “designated senior debt” in a prospectus supplement. This prohibition will not affect any payment we have already made to defease debt securities (as described under “— Defeasance or Covenant Defeasance of Indenture,” below).

      We must resume payment on subordinated debt securities, and make any payments we have missed, when one of the following has occurred:

•	the designated senior debt has been discharged or paid in full;

•	the holders of designated senior debt have waived payment; or

•	the payment default has otherwise been cured or ceased to exist.

      Payment Blockage for Non-Payment Defaults. Unless we say otherwise in a prospectus supplement, we will also be prohibited from paying any amounts or distributing any assets as described with respect to payment defaults if:

•	we have defaulted on designated senior debt in a way that does not involve a failure to pay amounts but accelerates payment; and

•	we and the trustee for the subordinated debt securities have received written notice of this default.

      Unless we say otherwise in a prospectus supplement, we will be required to suspend payments and distributions on our subordinated debt securities starting when we receive notice of the applicable default. We may and must resume payments on our subordinated debt securities, and make any payments we have missed, upon the earliest of:

•	the date that is 179 days after receipt of notice (unless we have previously been required to pay all amounts owing on the applicable designated senior debt);

•	the date the default and all other similar defaults as to which notice has been given shall have been cured, waived or shall have ceased to exist;

•	the date the applicable designated senior debt (and all other designated senior debt as to which notice has been given) shall have been discharged or paid in full; and

•	the date on which we or the trustee receives written notice from the representative of holders of designated senior debt or the holders of at least a majority of the designated senior debt terminating the blockage period.

      Any number of notices of non-payment defaults may be given, but during any 365-day consecutive period only one blockage period may commence and the period may not exceed 179 days. No non-payment default with respect to senior debt that existed or was continuing on the date a blockage period for our subordinated debt securities commenced may be made the basis of another blockage period for those securities whether or not within a period of 365 consecutive days, unless at least 90 consecutive days have elapsed since the default was cured or waived.

      Subsidiary Guarantees. We will tell you in a prospectus supplement whether and to what extent debt securities will be guaranteed by the Partnership or any other subsidiaries. Unless we say otherwise in a prospectus supplement, any guarantee of subordinated debt securities will be an unsecured subordinated obligation of the guarantor. As such, the guarantees will either rank on an equal basis with or senior to all other existing and future debt of the guarantor that is expressly subordinated to senior debt of the subsidiary. Unless we say otherwise in a prospectus supplement:

•	guarantees will be subordinated to the same extent as the debt securities are subordinated to our obligations; and

•	payment on guarantees will be blocked in the same circumstances as payment of the debt securities is blocked.

      Structural Subordination. Debt securities may be offered without guarantees, and even if there are guarantees, any subsidiary (including the Partnership) may elect not to join in the guarantee. If any non-guarantor entity is involved in a bankruptcy, liquidation or reorganization, the non-guarantor entity will pay the holders of its debt and its trade creditors before it will be able to distribute any assets to its parent. The indentures may not limit the amount of debt that these entities may incur. Therefore, you should only look to our assets and any assets of the guarantor entities for repayment of obligations under the debt securities.

Default Provisions

      Events of Default. Unless we say otherwise in a prospectus supplement, each of the following is an event of default as to any of our senior or subordinated debt securities:

1. A default in the payment of any interest on any debt security of that series when it becomes due and payable, if the default continues for a period of 30 days.

2. A default in the payment of the principal of (or premium, if any, on) any debt security of that series at its maturity (upon acceleration, optional or mandatory redemption, required purchase or otherwise).

3. Either of the following:

(a) default in the performance, or breach, of any covenant or agreement by us or any guarantor under the indenture (other than a default in the performance, or breach of a covenant or agreement which is specifically dealt with in clause (1) or (2) above or in clause (b) of this clause (3)) and such default or breach continues for a period of 30 days after written notice has been given by certified mail:

(i) to us by the trustee; or

(ii) to us and the trustee by the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series.

(b) there shall be a default in the performance or breach of the provisions of the indenture relating to consolidation, merger, or sale of assets.

4. One or more defaults shall have occurred under any agreements, indentures or instruments under which we, any guarantor or certain other subsidiaries (identified in the indenture as restricted subsidiaries) then has outstanding debt in excess of $10 million in the aggregate if, as a result of the default, the full amount of the debt is due and owing.

5. Any guarantee shall for any reason cease to be, or be asserted in writing by any guarantor or us not to be, in full force and effect and enforceable in accordance with its terms, except to the extent contemplated by the indenture and any such guarantee.

6. One or more judgments, orders or decrees for the payment of money in excess of $10 million, either individually or in the aggregate (net of amounts covered by insurance, bond, surety or similar instrument) shall be entered against us, any guarantor or any restricted subsidiary or any of their respective properties and shall not be discharged and there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of an appeal or otherwise, shall not be in effect.

7. Any holder or holders of at least $10 million in aggregate principal amount of debt, or the debt of any guarantor or any restricted subsidiary, shall, after a default under such debt, notify the trustee of the intended sale or disposition of any assets, or the assets of any guarantor or any restricted subsidiary, that have been pledged to or for the benefit of such holder or holders to secure such debt or shall commence proceedings, or take any action (including by way of set-off), to retain in satisfaction of such debt or to collect on, seize, dispose of or apply in satisfaction of debt, our assets or any restricted subsidiary (including funds on deposit or held pursuant to lock-box and other similar arrangements).

8. There shall have been the entry by a court of competent jurisdiction of:

(a) a decree or order for relief in respect of us, any guarantor or any restricted subsidiary in an involuntary case or proceeding, under any applicable bankruptcy law, or

(b) a decree or order adjudging us, any guarantor or any restricted subsidiary bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of or in respect of us, any guarantor or any restricted subsidiary under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of us, any guarantor or any restricted subsidiary or of any substantial part of their respective properties, or ordering the winding up or liquidation of their affairs, and any such decree or order for relief shall continue to be in effect, or any such other decree or order shall be unstayed and in effect, for a period of 60 consecutive days.

9. We, any guarantor, or any restricted subsidiary do any of the following:

(a) commence a voluntary case or proceeding under any applicable bankruptcy law or any other case or proceeding to be adjudicated bankrupt or insolvent;

(b) consent to the entry of a decree or order for relief in respect of us, any guarantor or such restricted subsidiary in an involuntary case or proceeding under any applicable bankruptcy law or to the commencement of any bankruptcy or insolvency case or proceeding against us or it; or

(c) file a petition or answer or consent seeking reorganization or relief under any applicable federal or state law.

10. We, any guarantor, or any restricted subsidiary do any of the following:

(a) consent to the filing of a petition for the appointment of, or taking possession by, a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of us, any guarantor or such restricted subsidiary or of any substantial part of our or their respective property;

(b) make an assignment for the benefit of creditors; or

(c) admit in writing the inability to pay debts generally as they become due.

11. Any other event of default provided with respect to the debt securities of that series.

      Waiver of Default. Unless we say otherwise in a prospectus supplement, holders of not less than a majority of the debt securities of a series may waive any past default except for:

•	a payment default; or

•	a default on any provision that requires the consent of all holders to modify.

      Acceleration of Payment. Unless we say otherwise in a prospectus supplement, each indenture will provide that if an event of default (other than one of the events specified in clauses 8, 9 and 10 above) occurs and continues, the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of the applicable series outstanding may, and the trustee at the request of such holders shall, declare all unpaid principal of, premium, if any, and accrued interest on, all the debt securities of the applicable series to be due and payable immediately by a notice given in writing to us (and to the trustee if given by the holders of the debt securities of the applicable series). The trustee may, then, at its discretion, proceed to protect and enforce the rights of the holders of the applicable debt securities by appropriate judicial proceeding. Unless we say otherwise in a prospectus supplement, if an event of default specified in clauses 8, 9 and 10 above occurs and continues, then all the debt securities of the applicable series shall without further action become and be immediately due and payable, in an amount equal to the principal amount of the debt securities of the applicable series, together with accrued and unpaid interest, if any, to the date the debt securities become due and payable, without any declaration or other act on the part of the trustee or any holder. The trustee or, if notice of acceleration is given by the holders of the debt securities of the applicable series, the holders of the debt securities of the applicable series shall give notice to the agent under any credit agreement of such acceleration.

      Waiver of Acceleration. Unless we say otherwise in a prospectus supplement, each indenture will provide that, after a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in aggregate principal amount of the debt securities, by written notice to us and the trustee, may rescind and annul such declaration if:

•	we have paid, or deposited with the trustee a sum sufficient to pay,

•	all sums paid or advanced by the trustee under the indenture and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel,

•	all overdue interest on all debt securities of the applicable series,

•	the principal of and premium, if any, on any debt securities of the applicable series which have become due otherwise than by such declaration of acceleration, plus interest thereon at the rate borne by the debt securities, and

•	to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the debt securities.

•	All events of default, other than the non-payment of principal of the debt securities which have become due solely by such declaration of acceleration, have been cured or waived.

      Notices of Default. Unless we say otherwise in a prospectus supplement, each indenture will provide that we are also required to notify the trustee within five business days of the occurrence of any default. Unless we say otherwise in a prospectus supplement, we are required to deliver to the trustee, on or before a date not more than 60 days after the end of each fiscal quarter and not more than 120 days after the end of each fiscal year, a written statement as to compliance with the indenture, including whether or not any default has occurred.

      Obligations of Trustee. Unless we say otherwise in a prospectus supplement, the trustee is under no obligation to exercise any of the rights or powers vested in it by the indenture at the request or direction of any of the holders of the debt securities unless they shall have offered to the trustee security or indemnity satisfactory to the trustee against the costs, expenses and liabilities that might be incurred thereby.

      The Trust Indenture Act limits the trustee, should it become a creditor of ours or of any guarantor, from obtaining payment of claims in certain cases or realizing certain property received by it in respect of those claims, as security or otherwise. The trustee is permitted to engage in certain other transactions as long as, if it acquires any conflicting interest and an event of default occurs, it either cures the conflict or resigns as trustee.

      For information regarding the acceleration of a portion of the principal amount of any original issue discount securities on the occurrence of an event of default, please read the prospectus supplement relating to the issuance of those securities.

Defeasance or Covenant Defeasance of Indenture

      Unless we say otherwise in a prospectus supplement, we will be able to discharge our obligations under debt securities and the obligations of any guarantor of debt securities at any time by taking the actions described below. The discharge of all obligations using this process is known as “defeasance.” If we defease debt securities, all obligations under the series of debt securities that is defeased will be deemed to have been discharged, except for:

•	the rights of holders of outstanding debt securities to receive solely from funds deposited for this purpose payments in respect of the principal of, premium, if any, and interest on those debt securities when the payments are due;

•	the obligations with respect to the debt securities concerning issuing temporary debt securities, registration of debt securities, mutilated, destroyed, lost or stolen debt securities, and the maintenance of an office or agency for payment and money for security payments held in trust;

•	the rights, powers, trusts, duties and immunities of the trustee;

•	the defeasance provisions of the indenture; and

•	if the debt security is convertible, the right of the holder to convert the debt security pursuant to the terms of the debt security.

      We will also be able to free ourselves from certain covenants that are described in an indenture by taking the actions described below. The discharge of obligations using this process is known as “covenant defeasance.” If we defease covenants under debt securities, then certain events (not including non-payment, enforceability of any guarantee, bankruptcy and insolvency events) described under “— Events of Default” will no longer constitute an event of default with respect to the debt securities.

      Unless we say otherwise in a prospectus supplement, in order to exercise either defeasance or covenant defeasance as to the outstanding debt securities of a series:

•	we must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the debt securities, cash in U.S. dollars, U.S. government obligations (as defined in the applicable indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants or a nationally recognized investment banking firm expressed in a written certification thereof delivered to the trustee, to pay and discharge the principal of, premium, if any, and interest on the debt securities of the applicable series on the stated maturity of such principal or installment of principal or interest (or on the “defeasance redemption date” as defined in the prospectus supplement, if when exercising either defeasance or covenant defeasance, we have delivered to the trustee an irrevocable notice to redeem all of the outstanding debt securities of the applicable series on the defeasance redemption date);

•	in the case of defeasance, we will deliver to the trustee an opinion of independent counsel in the U.S. confirming that either:

•	we have received from, or there has been published by, the Internal Revenue Service a ruling; or

•	since the date we issued the applicable debt securities, there has been a change in the applicable federal income tax law the effect of either being that the holders of the outstanding debt securities of the applicable series will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;

•	in the case of covenant defeasance, we will deliver to the trustee an opinion of independent counsel in the U.S. to the effect that the holders of the debt securities of the applicable series will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

•	no default or event of default shall have occurred and be continuing on the date of such deposit or insofar as clause 7 or 8 under the first paragraph under “— Events of Default” are concerned, at any time during the period ending on the 91st day after the date of deposit;

•	the defeasance or covenant defeasance shall not cause the trustee for the applicable debt securities to have a conflicting interest with respect to any of our securities or securities of any guarantor;

•	the defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we or any guarantor is a party or by which we or it is bound;

•	we will deliver to the trustee an opinion of independent counsel to the effect that:

•	the trust funds will not be subject to any rights of holders of senior debt or guarantor senior debt, including, without limitation, those arising under the indenture, and

•	after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

•	we will deliver to the trustee an officers’ certificate stating that the deposit was not made by us with the intent of preferring the holders of the debt securities or any guarantee over other creditors or creditors of any guarantor with the intent of defeating, hindering, delaying or defrauding creditors, creditors of any guarantor or others;

•	no event or condition shall exist that would prevent us from making payments of the principal of, premium, if any, and interest on the debt securities on the date of such deposit or at any time ending on the 91st day after the date of such deposit; and

•	we will deliver to the trustee an officers’ certificate and an opinion of independent counsel, each stating that all conditions precedent provided for relating to either the defeasance or the covenant defeasance, as the case may be, have been met.

Modifications and Amendments

      Unless we say otherwise in a prospectus supplement, we, any guarantor and the trustee may modify and amend either indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of all series affected by the modification or amendment; provided, however, that no modification or amendment may, without the consent of the holder of each outstanding debt security of all series affected by the modification or amendment:

•	change the stated maturity of the principal of, or any installment of interest on, any debt security;

•	reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof;

•	change the coin or currency in which the principal of any debt security or any premium or the interest thereon is payable;

•	impair the right to institute suit for the enforcement of any such payment after the stated maturity of the debt security thereof (or in the case of redemption, on or after the redemption date);

•	reduce the percentage in principal amount of outstanding debt securities of any series for which the consent of the holders is required for any such supplemental indenture, or for any waiver of compliance with certain provisions of the indenture or certain defaults or with respect to any guarantee;

•	modify any of the provisions that relate to supplemental indentures requiring the consent of holders or relating to the waiver of past defaults or that relate to the waiver of certain covenants, except to increase the percentage in principal amount of outstanding debt securities required to take such actions or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each debt security affected thereby;

•	except as otherwise permitted under “— Consolidation, Merger, Sale of Assets,” permit the assignment or transfer by us or any guarantor of any of our or its rights and obligations under the indenture; or

•	amend or modify any provisions of the indenture relating to the subordination of the debt security or any guarantee in any manner adverse to the holders of the debt securities or any guarantee.

      Unless we say otherwise in a prospectus supplement, we, any guarantor and the trustee may modify and amend either indenture without the consent of the holders if the modification or amendment does only the following:

•	causes each indenture to be qualified under the Trust Indenture Act or adds provisions expressly required under the Trust Indenture Act;

•	evidences the succession of another person to us, any guarantor or other obligor upon the debt securities and the assumption by any such successor of any covenants or the covenants of any guarantor or other obligor upon the debt securities under the indenture and in the debt securities of any series;

•	adds to any covenants or the covenants of any guarantor or other obligor upon the debt securities for the benefit of the holders of all or any series of debt securities, or surrenders any of our rights or powers;

•	secures the debt securities of any series;

•	adds or changes any provisions to the extent necessary to facilitate the issuance or administration of debt securities in bearer form or facilitate the issuance or administration of debt securities in global form;

•	changes or eliminates any provision affecting only debt securities not yet issued;

•	establishes the form or terms of debt securities and guarantees, if any, of any series not yet issued;

•	evidences and provides for successor trustees or adds or changes any provisions of the indenture to the extent necessary to permit or facilitate the appointment of a separate trustee or trustees for specific series of debt securities;

•	permits payment in respect of debt securities in bearer form in the U.S. to the extent allowed by law;

•	makes provisions with respect to any conversion or exchange rights of holders not adverse to the holders of any debt securities of any series then outstanding with these conversion or exchange rights, which provision directly affects any such series, including providing for the conversion or exchange of debt securities into common shares or preferred shares;

•	cures any ambiguity, corrects or supplements any provisions which may be defective or inconsistent with any other provision, or makes any other provisions with respect to matters or questions arising under the indenture which shall not be inconsistent with the provisions of the indenture; provided, however, that no such modification or amendment may adversely affect the interest of holders of debt securities of any series then outstanding in any material respect; or

•	if a debt security of any series is guaranteed, adds a guarantor pursuant to the requirements of the indenture.

      The holders of a majority in aggregate principal amount of the debt securities of a series outstanding may waive compliance with certain restrictive covenants and provisions of either indenture with respect to that series.

Original Issue Discount

      We may issue debt securities under either indenture for less than their stated principal amount. Such securities may be treated as “original issue discount securities” and they may be subject to special tax consequences. In addition, some debt securities that are offered and sold at their stated principal amount may, under certain circumstances, be treated as issued at an original issue discount for federal income tax purposes. We will describe the federal income tax consequences and other special consequences applicable to securities treated as original issue discount securities in the prospectus supplement relating to such securities. “Original issue discount security” generally means any debt security that:

•	does not provide for the payment of interest prior to maturity; or

•	is issued at a price lower than its face value and provides that upon redemption or acceleration of its stated maturity an amount less than its principal amount shall become due and payable.

Notices

      Unless we say otherwise in a prospectus supplement, we will send notices to holders of debt securities by mail to the holder’s address as it appears in the register.

Governing Law

      Unless we say otherwise in a prospectus supplement, each indenture, the debt securities and any guarantees will be governed by the laws of the State of New York.

Concerning the Trustees

      We will identify any relationship that we may have with the trustee for a series of debt securities in a prospectus supplement with respect to particular debt securities.

      The holders of a majority in principal amount of all outstanding debt securities of a series (or if more than one series is affected thereby, of all series so affected, voting as a single class) will have the right to direct the time, method and place of concluding any proceeding for exercising any remedy or power available to the trustee for such series.

      If the trustee knows of an event of default that occurs (and is not cured), the trustee will be required to exercise such of the rights and powers vested in it by the applicable indenture and will use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. Subject to these provisions, no trustee will be under any obligation to exercise any of its rights or powers under the applicable indenture at the request or direction of any of the holders of debt securities unless they shall have offered to the trustee security and indemnity satisfactory to the trustee against the costs, expenses and liabilities that might be incurred thereby.

FEDERAL INCOME TAX CONSEQUENCES

      The following sections summarize the federal income tax issues that you may consider relevant. Because this section is a summary, it does not address all of the tax issues that may be important to you. In addition, this section does not address the tax issues that may be important to certain types of shareholders that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations (except to the extent discussed in “— Taxation of Tax-Exempt U.S. Shareholders” below), financial institutions and broker-dealers, and non-U.S. individuals and foreign corporations (except to the extent discussed in “— Taxation of Non-U.S. Shareholders” below).

      The statements in this section are based on the current federal income tax laws governing our qualification as a REIT. We cannot assure you that new laws, interpretations of laws or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

      We urge you to consult your own tax advisor regarding the specific federal, state, local, foreign and other tax consequences to you of purchasing, owning and disposing of our securities, our election to be taxed as a REIT and the effect of potential changes in applicable tax laws.

Taxation of Capital Automotive REIT

      We elected to be taxed as a REIT under the federal income tax laws when we filed our 1998 tax return. We have operated in a manner intended to qualify as a REIT and we intend to continue to operate in that manner. This section discusses the laws governing the federal income tax treatment of a REIT and its shareholders. These laws are highly technical and complex.

      In the opinion of our tax counsel, Shaw Pittman LLP, (i) we qualified as a REIT under Sections 856 through 859 of the Code with respect to our taxable years ended through December 31, 2002; and (ii) we are organized in conformity with the requirements for qualification as a REIT under the Code and our current method of operation will enable us to meet the requirements for qualification as a REIT for the current taxable year and for future taxable years, provided that we have operated and continue to operate in accordance with various assumptions and factual representations made by us concerning our business, properties and operations. We may not, however, have met or continue to meet such requirements. You should be aware that opinions of counsel are not binding on the IRS or any court. Our qualification as a REIT depends on our ability to meet, on a continuing basis, certain qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that fall within certain categories, the diversity of the ownership of our shares, and the percentage of our earnings that we distribute. We describe the REIT qualification tests in more detail below. Shaw Pittman LLP will not monitor our compliance with the requirements for REIT qualification on an ongoing basis. Accordingly, no assurance can be given that our actual operating results will satisfy the qualification tests. For a discussion of the tax treatment of us and our shareholders if we fail to qualify as a REIT, see “— Requirements for REIT Qualification — Failure to Qualify.”

      If we qualify as a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our shareholders. The benefit of that tax treatment is that it avoids the “double taxation” (i.e., at both the corporate and shareholder levels) that generally results from owning shares in a corporation. However, we will be subject to federal tax in the following circumstances:

•	we will pay federal income tax on taxable income (including net capital gain) that we do not distribute to our shareholders during, or within a specified time period after, the calendar year in which the income is earned;

•	we may be subject to the “alternative minimum tax” on any items of tax preference that we do not distribute or allocate to our shareholders;

•	we will pay income tax at the highest corporate rate on (i) net income from the sale or other disposition of property acquired through foreclosure that we hold primarily for sale to customers in the ordinary course of business and (ii) other non-qualifying income from foreclosure property;

•	we will pay a 100% tax on net income from certain sales or other dispositions of property (other than foreclosure property) that we hold primarily for sale to customers in the ordinary course of business (“prohibited transactions”);

•	if we fail to satisfy the 75% gross income test or the 95% gross income test (as described below under “— Requirements for REIT Qualification — Income Tests”), and nonetheless continue to qualify as a REIT because we meet certain other requirements, we will pay a 100% tax on (i) the gross income attributable to the greater of the amount by which we fail, respectively, the 75% or 95% gross income test, multiplied by (ii) a fraction intended to reflect our profitability;

•	if we fail to distribute during a calendar year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, we will pay a 4% excise tax on the excess of such required distribution over the amount we actually distributed;

•	we may elect to retain and pay income tax on our net long-term capital gain; or

•	if we acquire any asset from a C corporation (i.e., a corporation generally subject to full corporate-level tax) in a merger or other transaction in which we acquire a “carryover” basis in the asset (i.e., basis determined by reference to the C corporation’s basis in the asset (or another asset)), we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of such asset during the 10-year period after we acquire such asset. The amount of gain on which we will pay tax is the lesser of (i) the amount of gain that we recognize at the time of the sale or disposition and (ii) the amount of gain that we would have recognized if we had sold the asset at the time we acquired the asset.

Requirements for REIT Qualification

      In order to qualify as a REIT, we must be a corporation, trust or association and meet the following requirements:

1.	we are managed by one or more trustees or directors;

2.	our beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest;

3.	we would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;

4.	we are neither a financial institution nor an insurance company subject to certain provisions of the Code;

5.	at least 100 persons are beneficial owners of our shares or ownership certificates;

6.	not more than 50% in value of our outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of any taxable year (the “5/50 Rule”);

7.	we elect to be a REIT (or have made such election for a previous taxable year) and satisfy all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status;

8.	we use a calendar year for federal income tax purposes and comply with the record keeping requirements of the Code and the related regulations of the U.S. Department of Treasury (“Treasury”); and

9.	we meet certain other qualification tests, described below, regarding the nature of our income and assets.

      We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. We were not required to meet requirements 5 and 6 during 1998. If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know that we violated the 5/50 Rule, we will be deemed to have satisfied the 5/50 Rule for such taxable year. For purposes of determining share ownership under the 5/50 Rule, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under Code Section 401(a), and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of the 5/50 Rule.

      We believe we have issued sufficient common shares with sufficient diversity of ownership to satisfy requirements 5 and 6 set forth above. In addition, our declaration of trust restricts the ownership and transfer of the common shares so that we should continue to satisfy requirements 5 and 6. The provisions of our declaration of trust restricting the ownership and transfer of the common shares are described in “Description of Shares of Beneficial Ownership — Restrictions on Ownership and Transfer.”

      We currently have several direct corporate subsidiaries and may have additional corporate subsidiaries in the future. A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a qualified REIT subsidiary are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A qualified REIT subsidiary is a corporation, all of the capital stock of which is owned by the parent REIT. Thus, in applying the requirements described herein, any qualified REIT subsidiary of ours will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit. We believe our direct corporate subsidiaries are qualified REIT subsidiaries. Accordingly, they are not subject to federal corporate income taxation, though they may be subject to state and local taxation.

      A REIT is treated as owning its proportionate share of the assets of any partnership in which it is a partner and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, our proportionate share of the assets and items of income of the Partnership and of any other partnership (or limited liability company treated as a partnership) in which we have acquired or will acquire an interest, directly or indirectly (a “Subsidiary Partnership”), are treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

      Income Tests. We must satisfy two gross income tests annually to maintain our qualification as a REIT:

•	At least 75% of our gross income (excluding gross income from prohibited transactions) for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or temporary investment income (the “75% gross income test”). Qualifying income for purposes of the 75% gross income test includes “rents from real property,” interest on debt secured by mortgages on real property or on interests in real property, and dividends or other distributions on and gain from the sale of shares in other REITs; and

•	At least 95% of our gross income (excluding gross income from prohibited transactions) for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, dividends, other types of interest, gain from the sale or disposition of stock or securities, or any combination of the foregoing (the “95% gross income test”).

      The following paragraphs discuss the specific application of these tests to us.

      Rental Income. The Partnership’s primary source of income derives from leasing properties to dealer groups. The leases generally are on a “triple-net” basis, requiring the tenants to pay substantially all expenses associated with the operation of the properties, such as real estate taxes, insurance, utilities, services, maintenance and other operating expenses and any ground lease payments.

      Rents under the leases will constitute “rents from real property” only if the leases are treated as true leases for federal income tax purposes and are not treated as service contracts, joint ventures, financing arrangements or some other type of arrangement. The determination of whether the leases are true leases depends on an analysis of all surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following:

•	the intent of the parties;

•	the form of the agreement;

•	the degree of control over the property that is retained by the property owner (e.g., whether the tenant has substantial control over the operation of the property or whether the tenant was required simply to use its best efforts to perform its obligations under the agreement);

•	the extent to which the property owner retains the risk of loss with respect to the operation of the property (e.g., whether the tenant bears the risk of increases in operating expenses or the risk of damage to the property); and

•	the extent to which the property owner retains the burdens and benefits of ownership of the property.

      We believe that each lease will be treated as a true lease for federal income tax purposes. Such belief is based, in part, on the following facts:

•	The Partnership (or its subsidiaries, as the case may be) and the tenants intend for each relationship between them to be that of a lessor and lessee and such relationship will be documented by lease agreements;

•	the tenants have the right to exclusive possession and use and quiet enjoyment of the properties during the term of the leases;

•	the tenants bear the cost of, and are responsible for, day-to-day maintenance and repair of the properties, and will dictate how the properties are operated, maintained and improved;

•	the tenants bear all of the costs and expenses of operating the properties during the terms of the leases;

•	the tenants benefit from any savings in the costs of operating the properties during the terms of the leases;

•	the tenants generally are required to indemnify the Partnership or its subsidiary against all liabilities imposed on the Partnership or its subsidiary during the term of the leases by reason of (a) injury to persons or damage to property occurring at the properties, or (b) the tenants’ use, management, maintenance or repair of the properties;

•	the tenants are obligated to pay rent for the period of use of the properties;

•	the tenants stand to reap substantial gains (or incur substantial losses) depending on how successfully they operate the properties;

•	the useful lives of the properties are significantly longer than the terms of the leases; and

•	the Partnership or its subsidiary will receive the benefit of increases in value, and will bear the risk of decreases in value, of the properties during the terms of the leases.

      If the IRS were to challenge successfully the characterization of the leases as true leases, the Partnership would not be treated as the owner of the property in question for federal income tax purposes and the Partnership would lose tax depreciation and cost recovery deductions with respect to such property, which in turn could cause us to fail to qualify as a REIT. See “ — Distribution Requirements.”

      Shareholders should be aware that there are no controlling Treasury regulations, published rulings, or judicial decisions involving leases with terms substantially similar to those contained in the leases that address whether such leases constitute true leases for federal income tax purposes. If the leases are recharacterized as financing arrangements or partnership agreements, rather than true leases, part or all of the payments that the Partnership receives from the tenants may not be considered rent or may not otherwise satisfy the various requirements for qualification as “rents from real property.” In that case, we likely would not be able to satisfy either the 75% or 95% gross income tests and, as a result, would lose REIT status. We received an opinion of counsel at the time of our initial public offering that the leases entered into at that time were true leases. We have also received an opinion of Shaw Pittman LLP that the leases entered into as of the date hereof are true leases. Such opinions are not binding on the IRS. We will use our best efforts to structure any leasing transaction for properties acquired in the future such that the lease will be characterized as a “true lease” and the Partnership will be treated as the owner of the property in question for federal income tax purposes. The Partnership has generally entered into leases substantially similar to those entered into at the time of the initial public offering. We will not seek an advance ruling from the IRS and do not intend to seek an advance opinion of counsel that the Partnership will be treated as the owner of any other leased properties for federal income tax purposes, and thus there can be no assurance that future leases will be treated as true leases for federal income tax purposes.

      In addition, rent that the Partnership receives from real property that it owns and leases to tenants will qualify as “rents from real property” (which is qualifying income for purposes of the 75% and 95% gross income tests) only if several conditions are met under the REIT tax rules:

•	The rent must not be based, in whole or in part, on the income or profits of any person although, generally, rent may be based on a fixed percentage or percentages of receipts or sales. The Partnership has not entered into any lease based in whole or part on the net income of any person and does not anticipate entering into such arrangements unless we determined in our discretion that such arrangements will not jeopardize our status as a REIT.

•	Neither we nor someone who owns 10% or more of our shares may own 10% or more of a tenant from whom the Partnership receives rent. Our ownership and the ownership of a tenant is determined based on direct, indirect and constructive ownership. The constructive ownership rules generally provide that if 10% or more in value of our shares are owned, directly or indirectly, by or for any person, we are considered as owning the shares owned, directly or indirectly, by or for such person. The applicable attribution rules, however, are highly complex and difficult to apply, and the Partnership may inadvertently enter into leases with tenants who, through application of such rules, will constitute “related party tenants.” In such event, rent paid by the related party tenant will not qualify as “rents from real property,” which may jeopardize our status as a REIT. The Partnership will use its best efforts not to rent any property to a related party tenant (taking into account the applicable constructive ownership rules), unless we determine in our discretion that the rent received from such related party tenant is not material and will not jeopardize our status as a REIT. We believe that the Partnership has not leased property to any related party tenant.

•	The rent attributable to any personal property leased in connection with a lease of property is no more than 15% of the total rent received under the lease. In general, the Partnership has not leased a significant amount of personal property under its current leases. If any incidental personal property has been leased, we believe that rent under each lease from the personal property would be less than 15% of total rent from that lease. If the Partnership leases personal property in connection with a future lease, it intends to satisfy the 15% test described above.

•	The Partnership generally must not operate or manage its property or furnish or render services to its tenants, other than through an “independent contractor” who is adequately compensated and from whom the Partnership does not derive revenue. The Partnership may provide services directly, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant.” In addition, the Partnership may render directly a de minimis amount of “non-customary” services to the tenants of a property without disqualifying the income as “rents from real property,” as long as its income from the services does not exceed 1% of its income from the related property. The Partnership has not provided services to leased properties itself or through an independent contractor. In the future, the Partnership intends that any services provided will not cause rents to be disqualified as rents from real property.

      Based on the foregoing, we believe that rent from leases should qualify as “rents from real property” for purposes of the 75% and 95% gross income tests. As described above, however, there can be no complete assurance that the IRS will not assert successfully a contrary position and, therefore, prevent us from qualifying as a REIT.

      On an ongoing basis, we will use our best efforts not to cause the Partnership to:

•	charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above);

•	rent any property to a related party tenant (taking into account the applicable constructive ownership rules), unless we determine in our discretion that the rent received from such related party tenant is not material and will not jeopardize our status as a REIT;

•	derive rental income attributable to personal property (other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease); and

•	perform services considered to be rendered to the occupant of the property that generate rents exceeding 1% of all amounts received or accrued during the taxable year with respect to such property, other than through an independent contractor from whom we derive no revenue or if the provisions of such services will not jeopardize our status as a REIT.

      Because the Code provisions applicable to REITs are complex, however, we may fail to meet one or more of the foregoing.

      Interest Income. The Partnership may make loans to dealer groups for the development of property used by dealerships. Interest generally is qualifying income for purposes of the 95% gross income test. For purposes of the 75% and 95% gross income tests, amounts received or accrued (directly or indirectly) which are based in whole or in part on the income or profits of any person are generally not treated as interest. Interest will generally be treated as qualifying even if it is based (1) on a fixed percentage or percentages of receipts or sales or (2) on the income or profits of a debtor if the debtor derives substantially all of its gross income from the related property through the leasing of substantially all of its interests in the property, but only to the extent the amounts received by the debtor would be characterized as “rents from real property” if received by a REIT. Furthermore, to the extent that interest from a loan that is based on the cash proceeds from the sale of the property securing the loan constitutes a “shared appreciation provision” (as defined in the Code), income attributable to such participation feature will be treated as gain from the sale of the secured property, which generally is qualifying income for purposes of the 75% and 95% gross income tests.

      Interest on obligations secured by mortgages on real property or on interests in real property generally is qualifying income for purposes of the 75% gross income test. However, if the Partnership or a subsidiary receives interest income with respect to a loan that is secured by both real property and other property and the principal amount of the loan exceeded the fair market value of the real property on the date the Partnership or the subsidiary acquired the loan, the interest income from the loan will be apportioned between the real property and the other property. This apportionment may cause us to recognize income that is not qualifying income for purposes of the 75% gross income test. We intend to structure any such financing arrangement such that we will continue to qualify as a REIT.

      Tax on Income From Property Acquired in Foreclosure. We will be subject to tax at the maximum corporate rate on any income from foreclosure property (other than income that would be qualifying income for purposes of the 75% gross income test), less expenses directly connected to the production of such income. “Foreclosure property” is any real property (including interests in real property) and any personal property incident to such real property:

•	that is acquired by a REIT at a foreclosure sale, or having otherwise become the owner or in possession of the property by agreement or process of law, after a default (or imminent default) on a lease of such property or on an debt owed to the REIT secured by the property;

•	for which the related loan was acquired by the REIT at a time when default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.

      A REIT will not be considered to have foreclosed on a property where it takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Generally, property acquired as described above ceases to be foreclosure property on the earlier of:

•	the last day of the third taxable year following the taxable year in which the REIT acquired the property (or longer if an extension is granted by the Secretary of the Treasury);

•	the first day on which a lease is entered into with respect to such property that, by its terms, will give rise to income that does not qualify under the 75% gross income test or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify under the 75% gross income test;

•	the first day on which any construction takes place on such property (other than completion of a building, or any other improvement, where more than 10% of the construction of such building or other improvement was completed before default became imminent); or

•	the first day that is more than 90 days after the day on which such property was acquired by the REIT and the property is used in a trade or business that is conducted by the REIT (other than through an independent contractor from whom the REIT itself does not derive or receive any income).

      Tax on Prohibited Transactions. A REIT will incur a 100% tax on net income derived from any “prohibited transaction.” A “prohibited transaction” generally is a sale or other disposition of property (other than foreclosure property) that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets (including those held by the Partnership and its subsidiaries) are held for sale to customers and that a sale of any such asset would not be in the ordinary course of its business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we will attempt to comply with the terms of safe-harbor provisions in the Code prescribing when an asset sale will not be characterized as a prohibited transaction. We may fail to comply with such safe-harbor provisions or may own property that could be characterized as property held “primarily for sale to customers in the ordinary course of a trade or business.”

      Relief from Consequences of Failing to Meet Income Tests. If we fail to satisfy one or both of the 75% and 95% gross income tests for any taxable year, we nevertheless may qualify as a REIT for such year if we qualify for relief under certain provisions of the Code. Those relief provisions generally will be available if our failure to meet such tests is due to reasonable cause and not due to willful neglect, we attach a schedule of the sources of our income to our tax return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. We may not qualify for the relief provisions in all circumstances. In addition, as discussed above in “— Taxation of Capital Automotive REIT,” even if the relief provisions apply, we would incur a 100% tax on gross income to the extent we fail the 75% or 95% gross income test (whichever amount is greater), multiplied by a fraction intended to reflect our profitability.

      Asset Tests. To maintain our qualification as a REIT, we also must satisfy two asset tests at the close of each quarter of each taxable year:

•	At least 75% of the value of our total assets must consist of cash or cash items (including certain receivables), government securities, “real estate assets,” or qualifying temporary investments (the “75% asset test”).

•	“Real estate assets” include interests in real property, interests in mortgages on real property and stock in other REITs. We believe that the properties qualify as real estate assets.

•	“Interests in real property” include an interest in mortgage loans or land and improvements thereon, such as buildings or other inherently permanent structures (including items that are structural components of such buildings or structures), a leasehold of real property, and an option to acquire real property (or a leasehold of real property).

•	Qualifying temporary investments are investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity or long-term (at least five-year) debt offerings.

•	For investments not included in the 75% asset test, (A) the value of our interest in any one issuer’s securities (which does not include our equity ownership of other REITs, the Partnership or any qualified REIT subsidiary) may not exceed 5% of the value of our total assets (the “5% asset test”),

(B) we may not own more than 10% of the voting power or value of any one issuer’s outstanding securities which does not include our equity ownership in other REITs, the Partnership, any qualified REIT subsidiary or any taxable REIT subsidiary (the “10% asset test”) and (C) the value of our securities in one or more taxable REIT subsidiaries may not exceed 20% of the value of our total assets.

      We intend to select future investments so as to comply with the asset tests.

      If we failed to satisfy the asset tests at the end of a calendar quarter, we would not lose our REIT status if (i) we satisfied the asset tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets. If we did not satisfy the condition described in clause (ii) of the preceding sentence, we still could avoid disqualification as a REIT by eliminating any discrepancy within 30 days after the close of the calendar quarter in which the discrepancy arose.

      Distribution Requirements. Each taxable year, we must distribute dividends (other than capital gain dividends and deemed distributions of retained capital gain) to our shareholders in an aggregate amount at least equal to (1) the sum of 90% of (A) our “REIT taxable income” (computed without regard to the dividends paid deduction and our net capital gain) and (B) our net income (after tax), if any, from foreclosure property, minus (2) certain items of non-cash income.

      We must pay such distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our federal income tax return for such year and pay the distribution on or before the first regular dividend payment date after such declaration.

      We will pay federal income tax on taxable income (including net capital gain) that we do not distribute to shareholders. Furthermore, we will incur a 4% nondeductible excise tax if we fail to distribute during a calendar year (or, in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January following such calendar year) at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain income for such year, and (3) any undistributed taxable income from prior periods. The excise tax is on the excess of such required distribution over the amounts we actually distributed. We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See “— Taxation of Taxable U.S. Shareholders.” For purposes of the 4% excise tax, we will be treated as having distributed any such retained amount. We have made, and we intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements.

      It is possible that, from time to time, we may experience timing differences between (1) the actual receipt of income and actual payment of deductible expenses and (2) the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our REIT taxable income. Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue preferred shares or additional common shares.

      We intend to calculate our REIT taxable income based upon the conclusion that the Partnership is the owner for federal income tax purposes of all of the properties. As a result, we expect that depreciation deductions with respect to all such properties will reduce our REIT taxable income. If the IRS were to successfully challenge this position, we might be deemed retroactively to have failed to meet the distribution requirement and would have to rely on the payment of a deficiency dividend in order to retain our REIT status.

      Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying deficiency dividends to our shareholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

      Record Keeping Requirements. We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis certain information from our shareholders designed to disclose the actual ownership of our outstanding stock. We have complied, and we intend to continue to comply, with such requirements.

      Failure to Qualify. If we failed to qualify as a REIT in any taxable year, and no relief provision applied, we would be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we failed to qualify as a REIT, we would not be able to deduct amounts paid out to shareholders. In fact, we would not be required to distribute any amounts to shareholders in such year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to shareholders would be taxable as ordinary income. Subject to certain limitations of the Code, corporate shareholders might be eligible for the dividends received deduction. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

Taxation of Taxable U.S. Shareholders

      As long as we qualify as a REIT, a taxable “U.S. shareholder” must take into account distributions out of our current or accumulated earnings and profits (and that we do not designate as capital gain dividends or retained long-term capital gain) as ordinary income. A corporate U.S. shareholder will not qualify for the dividends received deduction generally available to corporations. As used herein, the term “U.S. shareholder” means a holder of common shares that for U.S. federal income tax purposes is

•	a citizen or resident of the United States;

•	a corporation, partnership, or other entity created or organized in or under the laws of the United States or of a political subdivision thereof; unless, in the case of a partnership, Treasury Regulations provide otherwise;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	any trust with respect to which (A) a U.S. court is able to exercise primary supervision over the administration of such trust and (B) one or more U.S. persons have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in the Treasury Regulations, some trusts in existence on August 20, 1996, and treated as United States persons prior to this date that elect to continue to be treated as United States persons, shall be considered United States shareholders.

      A U.S. shareholder will recognize distributions that we designate as capital gain dividends as long-term capital gain (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the U.S. shareholder has held its common shares. See “ — Capital Gains and Losses” below. A corporate U.S. shareholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

      We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. shareholder would receive a credit or refund for its proportionate share of the tax we paid. The U.S. shareholder would increase the basis in its stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

      A U.S. shareholder will not incur tax on a distribution to the extent it exceeds our current and accumulated earnings and profits if such distribution does not exceed the adjusted basis of the U.S. shareholder’s common shares. Instead, such distribution in excess of earnings and profits will reduce the adjusted basis of such common shares. To the extent a distribution exceeds both our current and accumulated earnings and profits and the U.S. shareholder’s adjusted basis in its common shares, the U.S. shareholder will recognize long-term capital gain (or short-term capital gain if the common shares have been held for one year or less), assuming the common shares are a capital asset in the hands of the U.S. shareholder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. shareholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. shareholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year. We will notify U.S. shareholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income or capital gain dividends.

      Taxation of U.S. Shareholders on the Disposition of the Common Shares. In general, a U.S. shareholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of the common shares as long-term capital gain or loss if the U.S. shareholder has held the common shares for more than one year and otherwise as short-term capital gain or loss. However, a U.S. shareholder must treat any loss upon a sale or exchange of common shares held by such shareholder for six months or less (after applying certain holding period rules) as a long-term capital loss to the extent of capital gain dividends and other distributions from us that such U.S. shareholder treats as long-term capital gain. All or a portion of any loss a U.S. shareholder realizes upon a taxable disposition of the common shares may be disallowed if the U.S. shareholder purchases additional common shares within 30 days before or after the disposition.

      Capital Gains and Losses. A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate on ordinary income exceeds the maximum tax rate on long-term capital gain applicable to non-corporate taxpayers. The maximum tax rate on long-term capital gain from the sale or exchange of “Section 1250 property” (i.e., depreciable real property) is, to the extent that such gain would have been treated as ordinary income if the property were “Section 1245 property,” higher than the maximum long-term capital gain rate otherwise applicable. With respect to distributions that we designate as capital gain dividends and any retained capital gain that is deemed to be distributed, we may designate (subject to certain limits) whether such a distribution is taxable to our non-corporate shareholders at the lower or higher rate. The tax rate differential between capital gain and ordinary income for non-corporate taxpayers is significant. A U.S. shareholder required to include retained long-term capital gains in income will be deemed to have paid, in the taxable year of the inclusion, its proportionate share of the tax paid by us in respect of such undistributed net capital gains. U.S. shareholders subject to these rules will be allowed a credit or a refund, as the case may be, for the tax deemed to have been paid by such shareholders. U.S. shareholders will increase their basis in their common shares by the difference between the amount of such includible gains and the tax deemed paid by the U.S. shareholder in respect of such gains. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

      Recent Tax Legislation. On May 28, 2003, the President signed into law the Jobs and Growth Tax Relief Reconciliation Act of 2003. Under the Act, the maximum tax rate on the long-term capital gains of non-corporate taxpayers is 15% (applicable to sales occurring from May 7, 2003 through December 31, 2008). The Act also reduced the tax rate on “qualified dividend income” to the maximum capital gains rate. Because, as a REIT, we are not generally subject to tax on the portion of our REIT taxable income or capital gains distributed to our shareholders, our distributions are not generally eligible for this new tax rate on dividends. As a result, our ordinary REIT distributions continue to be taxed at the higher tax rates applicable to ordinary income. However, the new 15% rate does generally apply to:

•	a shareholder’s long-term capital gain, if any, recognized on the disposition of our shares;

•	distributions we designate as long-term capital gain dividends (except to the extent attributable to real estate depreciation, in which case the 25% tax rate applies);

•	distributions attributable to dividends we receive from non-REIT corporations; and

•	distributions to the extent attributable to income upon which we have paid corporate tax (for example, the tax we would pay if we distributed less than all of our taxable REIT income).

      Without further legislation, the maximum tax rate on long-term capital gains will revert to 20% in 2009.

      Information Reporting Requirements and Backup Withholding. We will report to our shareholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding (at the rate of 28% for 2003) with respect to distributions unless such holder (1) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (2) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. A shareholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to us.

Taxation of Tax-Exempt U.S. Shareholders

      Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts and annuities (“exempt organizations”), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income (“UBTI”). While many investments in real estate generate UBTI, the IRS has issued a published ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI, provided that the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to exempt organizations generally should not constitute UBTI. However, if an exempt organization were to finance its acquisition of common shares with debt, a portion of the income that they receive from us would constitute UBTI pursuant to the “debt-financed property” rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9), (17), and (20), respectively, of Code Section 501(c) are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our shares. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our shares is required to treat a percentage of the dividends that it receives from us as UBTI (the “UBTI Percentage”). The UBTI Percentage is equal to the gross income we derive from an unrelated trade or business (determined as if it were a pension trust) divided by our total gross income for the year in which we pay the dividends. The UBTI rule applies to a pension trust holding more than 10% of our shares only if:

•	the UBTI Percentage is at least 5%;

•	we qualify as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding our shares in proportion to their actuarial interests in the pension trust; and

•	we are a “pension-held REIT” (i.e., either (1) one pension trust owns more than 25% of the value of our shares or (2) a group of pension trusts individually holding more than 10% of the value of our shares collectively owns more than 50% of the value of our shares).

      Tax-exempt entities will be subject to the rules described above, under the heading “— Taxation of Taxable U.S. Shareholders” concerning the inclusion of our designated undistributed net capital gains in the income of our shareholders. Thus, such entities will, after satisfying filing requirements, be allowed a credit or refund of the tax deemed paid by such entities in respect of such includible gains.

Taxation of Non-U.S. Shareholders

      The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign shareholders (collectively, “non-U.S. shareholders”) are complex. This section is only a summary of such rules. We urge non-U.S. shareholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on ownership of common shares, including any reporting requirements.

      Ordinary Dividends. A non-U.S. shareholder that receives a distribution that is not attributable to gain from our sale or exchange of U.S. real property interests (as defined below) and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay such distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business, the non-U.S. shareholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such distributions (and also may be subject to the 30% branch profits tax in the case of a non-U.S. shareholder that is a non-U.S. corporation). We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. shareholder unless (i) a lower treaty rate applies and the non-U.S. shareholder files IRS Form W-8BEN with us evidencing eligibility for that reduced rate, (ii) the non-U.S. shareholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income, or (iii) the non-U.S. shareholder holds shares through a “qualified intermediary” that has elected to perform any necessary withholding itself.

      Return of Capital. A non-U.S. shareholder will not incur tax on a distribution to the extent it exceeds our current and accumulated earnings and profits if such distribution does not exceed the adjusted basis of its common shares. Instead, such distribution in excess of earnings and profits will reduce the adjusted basis of such common shares. A non-U.S. shareholder will be subject to tax to the extent a distribution exceeds both our current and accumulated earnings and profits and the adjusted basis of its common shares, if the non-U.S. shareholder otherwise would be subject to tax on gain from the sale or disposition of its common shares, as described below. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution just as we would withhold on a dividend. However, a non-U.S. shareholder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

      Capital Gain Dividends. For any year in which we qualify as a REIT, a non-U.S. shareholder will incur tax on distributions that are attributable to gain from our sale or exchange of “U.S. real property interests” under the provisions of the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”). The term “U.S. real property interests” includes certain interests in real property and stock in corporations at least 50% of whose assets consists of interests in real property, but excludes mortgage loans and mortgage-backed securities. Under FIRPTA, a non-U.S. shareholder is taxed on distributions attributable to gain from sales of U.S. real property interests as if such gain were effectively connected with a U.S. business of the non-U.S. shareholder. A non-U.S. shareholder thus would be taxed on such a distribution at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual). A non-U.S. corporate shareholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on distributions subject to FIRPTA. We must withhold 35% of any distribution that we could designate as a capital gain dividend. However, if we make a distribution and later designate it as a capital gain dividend, then (although such distribution may be taxable to a non-U.S. shareholder) it is not subject to withholding under FIRPTA. Instead, we must make-up the 35% FIRPTA withholding from distributions made after the designation, until the amount of distributions withheld at 35% equals the amount of the distribution designated as a capital gain dividend. A non-U.S. shareholder may receive a credit against its FIRPTA tax liability for the amount we withhold.

      Distributions to a non-U.S. shareholder that we designate at the time of distribution as capital gain dividends which are not attributable to or treated as attributable to our disposition of a U.S. real property interest generally will not be subject to U.S. federal income taxation, except as described below under “— Sale of Shares.”

      Sale of Shares. A non-U.S. shareholder generally will not incur tax under FIRPTA on gain from the sale of its common shares as long as we are a “domestically controlled REIT.” A “domestically controlled REIT” is a REIT in which at all times during a specified testing period non-U.S. persons held, directly or indirectly, less than 50% in value of the stock. We anticipate that we will continue to be a “domestically controlled REIT.” In addition, a non-U.S. shareholder that owns, actually or constructively, 5% or less of outstanding common shares at all times during a specified testing period will not incur tax under FIRPTA if the common shares are “regularly traded” on an established securities market. If neither of these exceptions were to apply, the gain on the sale of the common shares would be taxed under FIRPTA, in which case a non-U.S. shareholder would be taxed in the same manner as U.S. shareholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals).

      A non-U.S. shareholder will incur tax on gain not subject to FIRPTA if (1) the gain is effectively connected with the non-U.S. shareholder’s U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, or (2) the non-U.S. shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year, in which case the non-U.S. shareholder will incur a 30% tax on his capital gains. Capital gains dividends not subject to FIRPTA will be subject to similar rules.

      Backup Withholding. Backup withholding tax (which generally is withholding tax imposed at the rate of 28% in 2003, on certain payments to persons that fail to furnish certain information under the United States information reporting requirements) and information reporting will generally not apply to distributions to a non-U.S. shareholder provided that the non-U.S. shareholder certifies under penalty of perjury that the shareholder is a non-U.S. shareholder, or otherwise establishes an exemption. As a general matter, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of common shares effected at a foreign office of a foreign broker. Information reporting (but not backup withholding) will apply, however, to a payment of the proceeds of a sale of common shares by a foreign office of a broker that:

•	is a U.S. person;

•	derives 50% or more of its gross income for a specified three-year period from the conduct of a trade or business in the U.S.;

•	is a “controlled foreign corporation” (generally, a foreign corporation controlled by U.S. shareholders) for U.S. tax purposes; or

•	that is a foreign partnership, if at any time during its tax year 50% or more of its income or capital interest are held by U.S. persons or if it is engaged in the conduct of a trade or business in the U.S., unless the broker has documentary evidence in its records that the holder or beneficial owner is a non-U.S. shareholder and certain other conditions are met, or the shareholder otherwise establishes an exemption. Payment of the proceeds of a sale of common shares effected at a U.S. office of a broker is subject to both backup withholding and information reporting unless the shareholder certifies under penalty of perjury that the shareholder is a non-U.S. shareholder, or otherwise establishes an exemption. Backup withholding is not an additional tax. A non-U.S. shareholder may obtain a refund of excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS.

Other Tax Consequences

      State and Local Taxes. We and/or you may be subject to state and local tax in various states and localities, including those states and localities in which we or you transact business, own property or reside. The state and local tax treatment in such jurisdictions may differ from the federal income tax treatment described above. Consequently, you should consult your own tax advisor regarding the effect of state and local tax laws upon an investment in our securities.

Tax Aspects of Our Investments in the Partnership and Subsidiary Partnerships

      The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investments in the Partnership and its subsidiaries. The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

      Classification as Partnerships. We are entitled to include in our income our distributive share of the Partnership’s income and to deduct our distributive share of the Partnership’s losses only if the Partnership is classified for federal income tax purposes as a partnership rather than as a corporation or association taxable as a corporation. An organization will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it (1) is treated as a partnership under Treasury regulations, effective January 1, 1997, relating to entity classification (the “check-the-box regulations”) and (2) is not a “publicly traded” partnership.

      Under the check-the-box regulations, an unincorporated entity with at least two members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership for federal income tax purposes. We believe that the Partnership and its subsidiaries are classified as partnerships for federal income tax purposes.

      A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market (or the substantial equivalent thereof). While the units will not be traded on an established securities market, they could possibly be deemed to be traded on a secondary market or its equivalent due to the redemption rights enabling the limited partners to dispose of their units. A publicly traded partnership will not, however, be treated as a corporation for any taxable year if 90% or more of the partnership’s gross income for such year consists of certain passive-type income, including (as may be relevant here) real property rents, gains from the sale or other disposition of real property, interest, and dividends (the “90% Passive Income Exception”).

      Treasury has issued regulations (the “PTP Regulations”) that provide limited safe harbors from the definition of a publicly traded partnership. Pursuant to one of those safe harbors (the “Private Placement Exclusion”), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (i) all interests in the partnership were issued in a transaction (or transactions) that was not required to be registered under the Securities Act, and (ii) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a flow-through entity (i.e., a partnership, grantor trust, or S corporation) that owns an interest in the partnership is treated as a partner in such partnership only if (i) substantially all of the value of the owner’s interest in the flow-through entity is attributable to the flow-through entity’s interest (direct or indirect) in the partnership and (ii) a principal purpose of the use of the flow-through entity is to permit the partnership to satisfy the 100-partner limitation.

      We believe that the Partnership qualified for the Private Placement Exclusion in years 1998 through 2002 and intends to continue to qualify for the Private Placement Exclusion unless it qualifies for another exception. It is possible that in the future the Partnership might not qualify for the Private Placement Exclusion.

      If the Partnership is considered a publicly traded partnership under the PTP Regulations because it is deemed to have more than 100 partners, the Partnership would need to qualify under another safe harbor in the PTP Regulations or for the 90% Passive Income Exception. We believe that the Partnership will qualify for another safe harbor in the PTP Regulations or for the 90% Passive Income Exception. It is possible that in the future the Partnership might not qualify for one of these exceptions.

      If, however, for any reason the Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, we would not be able to qualify as a REIT. See “— Requirements for REIT Qualification-Income Tests” and “— Requirements for REIT Qualification — Asset Tests.” In addition, any change in the Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “— Requirements for REIT Qualification — Distribution Requirements.” Further, items of income and deduction of the Partnership would not pass through to its partners, and its partners would be treated as shareholders for tax purposes. Consequently, the Partnership would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership’s taxable income.

      Income Taxation of the Partnership and its Partners. The partners of the Partnership are subject to taxation. The Partnership itself is not a taxable entity for federal income tax purposes. Rather, we are required to take into account our allocable share of the Partnership’s income, gains, losses, deductions and credits for any taxable year of the Partnership ending during our taxable year, without regard to whether we have received or will receive any distribution from the Partnership.

      Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the Treasury regulations promulgated thereunder. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The Partnership’s allocations of taxable income, gain and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury regulations promulgated thereunder.

      Tax Allocations With Respect to Contributed Properties. Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a “Book-Tax Difference”). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Partnership was formed by way of contributions of appreciated property and has received contributions of appreciated property since our formation. Consequently, the Partnership’s partnership agreement requires such allocations to be made in a manner consistent with Section 704(c) of the Code.

      In general, the partners who contribute property to the Partnership will be allocated depreciation deductions for tax purposes which are lower than such deductions would be if determined on a pro rata basis. In addition, in the event of the disposition of any of the contributed assets (including our properties) which have a Book-Tax Difference, all income attributable to such Book-Tax Difference will generally be allocated to the contributing partners, including us, and will generally be allocated only their share of capital gains attributable to appreciation, if any, occurring after the closing of any offering of securities hereunder. This will tend to eliminate the Book-Tax Difference over the life of the Partnership. However, the special allocation rules of Section 704(c) do not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands the Partnership will cause us to be allocated lower depreciation and other deductions, and possibly an amount of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to it as a result of such sale. This may cause us to recognize taxable income in excess of cash proceeds, which might adversely affect our ability to comply with the REIT distribution requirements. See “— Requirements for REIT Qualification-Distribution Requirements.” The foregoing principles also apply in determining our earnings and profits for purposes of determining the portion of distributions taxable as dividend income. The application of these rules over time may result in a higher portion of distributions being taxed as dividends than would have occurred had we purchased the contributed assets at their agreed values.

      Treasury has issued regulations requiring partnerships to use a “reasonable method” for allocating items affected by Section 704(c) of the Code and outlining several reasonable allocation methods. The general partner of the Partnership has the discretion to determine which of the methods of accounting for Book-Tax Differences (specifically approved in the Treasury regulations) will be elected with respect to any properties contributed to the Partnership. The Partnership generally has elected to use the “traditional method with ceiling rule” for allocating Code Section 704(c) items with respect to the properties that it acquires in exchange for units. The use of this method may result in us being allocated less depreciation, and therefore more taxable income in a given year than would be the case if a different method for eliminating the Book-Tax Difference were chosen. If this occurred, a larger portion of shareholder distributions would be taxable income as opposed to the return of capital that might arise if another method were used. We have not determined which method of accounting for Book-Tax Differences will be elected for properties contributed to the Partnership in the future.

      Basis in Partnership Interest. Our adjusted tax basis in our partnership interest in the Partnership generally is equal to:

•	the amount of cash and the basis of any other property contributed by us to the Partnership;

•	increased by

•	our allocable share of the Partnership’s income, and

•	our allocable share of debt of the Partnership; and

•	reduced, but not below zero, by

•	our allocable share of the Partnership’s loss,

•	the amount of cash distributed to us, and

•	constructive distributions resulting from a reduction in our share of debt of the Partnership.

      If the allocation of our distributive share of the Partnership’s loss would reduce the adjusted tax basis of our partnership interest in the Partnership below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce our adjusted tax basis below zero. To the extent that the Partnership’s distributions, or any decrease in our share of the debt of the Partnership (such decrease being considered a constructive cash distribution to the partners), would reduce our adjusted tax basis below zero, such distributions (including such constructive distributions) would constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as capital gain, and, if our interest in the Partnership has been held for longer than the long-term capital gain holding period (currently one year), the distributions and constructive distributions will constitute long-term capital gain.

      Sale of the Partnership’s Property. Generally, any gain realized by the Partnership on the sale of property held by the Partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any gain recognized by the Partnership on the disposition of contributed properties will be allocated first to the partners of the Partnership under Section 704(c) of the Code to the extent of their “built-in gain” on those properties for federal income tax purposes. The partners’ “built-in gain” on the contributed properties sold will equal the excess of the partners’ proportionate share of the book value of those properties over the partners’ tax basis allocable to those properties at the time of the contribution. Any remaining gain recognized by the Partnership on the disposition of the contributed properties, and any gain recognized by the Partnership on the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in the Partnership.

      Our share of any gain realized by the Partnership on the sale of any property held by the Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon our ability to satisfy the income tests for REIT status. See “— Requirements for REIT Qualification — Income Tests.” We, however, do not presently intend to allow the Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or the Partnership’s trade or business.

PLAN OF DISTRIBUTION

      We may sell securities on a negotiated or competitive bid basis to or through one or more underwriters or dealers. We may also sell securities directly to institutional investors or other purchasers or through agents. We will identify any underwriter, dealer or agent involved in the offer and sale of securities, and any applicable commissions, discounts and other items constituting compensation to such underwriters, dealers or agents, in a prospectus supplement.

      We may distribute securities from time to time in one or more transactions

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

      Unless we say otherwise in a prospectus supplement, the obligations of any underwriters to purchase securities will be subject to certain conditions and the underwriters will be obligated to purchase all of the applicable securities if any are purchased. If a dealer is used in a sale, we may sell the securities to the dealer as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

      We or our agents may solicit offers to purchase securities from time to time. Unless we say otherwise in a prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

      In connection with the sale of securities, underwriters or agents may receive compensation (in the form of discounts, concessions or commissions) from us or from purchasers of securities for whom they may act as agents. Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of securities may be deemed to be underwriters as that term is defined in the Securities Act, and any discounts or commissions received by them from us and any profits on the resale of the securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. We will identify any such underwriter or agent, and we will describe any such compensation we pay, in the related prospectus supplement.

      Underwriters, dealers and agents may be entitled, under agreements with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

      If we tell you in a prospectus supplement, we will authorize agents and underwriters to solicit offers by certain specified institutions or other persons to purchase securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Institutions with whom such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but shall in all cases be subject to our approval. Such contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the securities shall not be prohibited at the time of delivery under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other agents will not have any responsibility in respect of the validity or performance of such contracts.

      The securities may or may not be listed on a national securities exchange or traded in the over-the-counter market (other than the common shares, which are quoted on The Nasdaq National Market). No assurance can be given as to the liquidity of the trading market for any such securities.

      If underwriters or dealers are used in the sale, until the distribution of the securities is completed, SEC rules may limit the ability of any such underwriters and selling group members to bid for and purchase the securities. As an exception to these rules, representatives of any underwriters are permitted to engage in certain transactions that stabilize the price of the securities. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities. If the underwriters create a short position in the securities in connection with the offerings (in other words, if they sell more securities than are set forth on the cover page of the prospectus supplement) the representatives of the underwriters may reduce that short position by purchasing securities in the open market. The representatives of the underwriters may also elect to reduce any short position by exercising all or part of any over-allotment option described in the prospectus supplement. The representatives of the underwriters may also impose a penalty bid on certain underwriters and selling group members. This means that if the representatives purchase securities in the open market to reduce the underwriters’ short position or to stabilize the price of the securities, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of the securities to the extent that it discourages resales of the securities. We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the securities. In addition, the representatives of any underwriters may determine not to engage in such transactions or that such transactions, once commenced, may be discontinued without notice.

      One or more of the following (or their successors) may be involved as an underwriter or agent in any at-the-market offering of securities:

•	A.G. Edwards & Sons, Inc.

•	Advest, Inc.

•	Banc of America Securities LLC

•	Banc One Capital Markets, Inc.

•	BB&T Capital Markets, a division of Scott & Stringfellow, Inc.

•	BNY Capital Markets, Inc.

•	Bear Stearns & Co. Inc.

•	Brinson Patrick Securities Corporation

•	Cantor Fitzgerald & Co.

•	Citigroup Global Markets, Inc.

•	Credit Suisse First Boston LLC

•	Ferris, Baker Watts, Incorporated

•	Friedman, Billings, Ramsey & Co., Inc.

•	Goldman Sachs & Co.

•	Lehman Brothers Inc.

•	JPMorgan Securities Inc.

•	Legg Mason Wood Walker, Incorporated

•	McDonald Investments Inc.

•	Merrill Lynch, Pierce, Fenner & Smith Incorporated

•	Morgan Stanley & Co. Incorporated

•	Prudential Securities, Inc.

•	Raymond James & Associates, Inc.

•	RBC Dain Rauscher Inc.

•	Stifel, Nicolaus & Company, Incorporated

•	Wells Fargo Brokerage Services, LLC

•	Wachovia Securities, Inc.

      Certain of the underwriters or agents and their associates may engage in transactions with and perform services for us or our affiliates in the ordinary course of their respective businesses.

LEGAL MATTERS

      Certain legal matters in connection with any offering of securities made by this prospectus will be passed upon for us by Shaw Pittman LLP, a law partnership including professional corporations. In addition, the description of federal income tax consequences contained in this prospectus under “Federal Income Tax Consequences” is, to the extent that it constitutes matters of law, summaries of legal matters or legal conclusions, the opinion of Shaw Pittman LLP.

EXPERTS

      Pursuant to the Securities Act and the rules promulgated thereunder, we are required to, and have incorporated into this registration statement our Annual Report on Form 10-K for the year ended December 31, 2002. Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2002, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule contained in the 2002 Form 10-K are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

      However, immediately prior to the filing of this registration statement on Form S-3 with the SEC, we have filed a Form 8-K dated June 25, 2003 with the SEC for the purpose of revising our financial statements contained in our 2002 Form 10-K to appropriately reflect Statement of Financial Accounting Standards No. 145 (“SFAS 145”), which became effective for our fiscal year beginning on January 1, 2003. SFAS 145 requires that any gain or loss on extinguishment of debt that was classified as an extraordinary item in prior periods presented that does not meet the criteria in Accounting Principles Board Opinion No. 30 for classification as an extraordinary item be reclassified.

      Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Form 8-K dated and filed with the SEC on June 25, 2003, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements contained in the Form 8-K are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at:

•	Public Reference Section Securities and Exchange Commission Room 1200 450 Fifth Street, N.W. Washington, D.C. 20549

      Please call the SEC at (800) SEC-0330 for further information on the operating rules and procedures for the public reference room.

      The SEC allows us to “incorporate by reference” the information we file with them, which means we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of our prospectus, and all information that we will later file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below as well as any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act (Exchange Act File No. 000-23733) from the date of the initial registration statement and prior to the effectiveness of this registration statement, and any filings made from the date of this prospectus until we sell all of the securities under this prospectus as supplemented.

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as amended

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003

•	Portions of our Current Report on Form 8-K dated and filed with the SEC on April 22, 2003 which are noted therein as deemed to be “filed” for purposes of Section 18 of the Exchange Act

•	Our Current Report on Form 8-K dated April 22, 2003 and filed with the SEC on April 23, 2003

•	Our Current Report on Form 8-K dated and filed with the SEC on June 25, 2003

•	The description of the common shares contained in the Registration Statement on Form 8-A filed with the SEC on February 5, 1998

      Copies of these filings are available at no cost on our website, www.capitalautomotive.com. Amendments to these filings will be posted to our website as soon as reasonably practical after filing with the SEC. In addition, you may request a copy of these filings and any amendments thereto at no cost, by writing or telephoning us. Those copies will not include exhibits to those documents unless the exhibits are specifically incorporated by reference in the documents or unless you specifically request them. You may also request copies of any exhibits to the registration statement. Please direct your request to:

Ms. Lisa M. Clements
Capital Automotive REIT
8270 Greensboro Drive
Suite 950
McLean, Virginia 22102
(703) 288-3075

      Our prospectus does not contain all of the information included in the registration statement. We have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement, including its exhibits and schedules. Statements contained in our prospectus and any accompanying prospectus supplement about the provisions or contents of any contract, agreement or any other document referred to are not necessarily complete. Please refer to the actual exhibit for a more complete description of the matters involved. You may get copies of the exhibits by contacting the person named above.

      You should rely only on the information in our prospectus, any prospectus supplement and the documents that are incorporated by reference. We have not authorized anyone else to provide you with different information. We are not offering these securities in any state where the offer is prohibited by law. You should not assume that the information in this prospectus, any prospectus supplement or any incorporated document is accurate as of any date other than the date of the document.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

      The following table itemizes the expenses incurred, or to be incurred, by the Registrant in connection with the registration and issuance of the securities being registered hereunder. As indicated below, all amounts shown are estimates except for the SEC registration fee.

Registration Fee — SEC	$40,450
Printing and Engraving Expenses	300,000	*
Accounting Fees and Expenses	150,000	*
Legal Fees and Expenses	400,000	*
Blue Sky Fees and Expenses	0	*
Miscellaneous (including listing fees)	250,000	*

Total	$1,140,450	*

*	Estimate

Item 15.	Indemnification of Trustees and Officers

      Our declaration of trust and bylaws authorize us to indemnify our present and former trustees and officers and to pay or reimburse expenses for such individuals in advance of the final disposition of a proceeding to the maximum extent permitted from time to time under Maryland law. The Maryland General Corporation Law, as applicable to Maryland real estate investment trusts, currently provides that indemnification of a person who is a party, or threatened to be made a party, to legal proceedings by reason of the fact that such a person is or was a trustee, officer, employee or agent of a corporation, or is or was serving as a trustee, officer, employee or agent of a corporation or other firm at the request of a corporation, against judgments, fines, penalties, amounts paid in settlement and reasonable expenses, is mandatory in certain circumstances and permissive in others, subject to authorization by the board of trustees, a committee of the board of trustees consisting of two or more trustees not parties to the proceeding (if there does not exist a majority vote quorum of the board of trustees consisting of trustees not parties to the proceeding), special legal counsel appointed by the board of trustees or such committee of the board of trustees, or by the shareholders, so long as it is not established that the act or omission of such person was material to the matter giving rise to the proceedings and was committed in bad faith, was the result of active and deliberate dishonesty, involved such person receiving an improper personal benefit in money, property or services, or, in the case of criminal proceedings, such person had reason to believe that his or her act or omission was unlawful. Our officers and trustees are also indemnified pursuant to the Partnership’s partnership agreement and some our officers are also indemnified pursuant to their employment agreements, which agreements are filed as exhibits hereto or incorporated by reference herein. We have purchased an insurance policy which purports to insure our officers and trustees against certain liabilities incurred by them in the discharge of their functions as such officers and trustees, except for liabilities resulting from their own malfeasance.

Item 16.	Exhibits

Number		Description

1	.1*	Form of Underwriting or Purchase Agreement for Debt Securities
1	.2*	Form of Underwriting or Purchase Agreement for Equity Securities
3.1		Amended and Restated Declaration of Trust of Capital Automotive REIT (previously filed as Exhibit 3.1 to the Registrant’s Registration Statement on Form S-11 filed with the SEC on November 26, 1997, as subsequently amended (File No. 333-41183) (the “Registration Statement on Form S-11”) and incorporated herein by reference)
3.2		Second Amended and Restated Bylaws of Capital Automotive REIT (previously filed as Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002 filed with the SEC on March 24, 2003 (File No. 000-23733) and incorporated herein by reference)
4.1		Specimen of certificate representing common shares of beneficial interest (previously filed as Exhibit 4.1 to the Registration Statement on Form S-11 and incorporated herein by reference)
4	.2*	Form specimen of certificate representing preferred shares of beneficial interest
4.3		Form of Indenture for Senior Debt Securities (previously filed as Exhibit 4.3 to the Registrant’s Registration Statement on Form S-3 filed with the SEC on March 2, 1999 (File No. 333-73181) (the “Old Shelf Form S-3”) and incorporated herein by reference).
4.4		Form of Indenture for Subordinated Debt Securities (previously filed as Exhibit 4.4 to the Old Shelf Form S-3 and incorporated herein by reference).
4	.5*	Form of Warrant
4	.6*	Form of Deposit Agreement
4.7		Second Amended and Restated Partnership Agreement of Capital Automotive L.P. (previously filed as Exhibit 10.43 to the Unit Redemption Registration Statement on Form S-3 and incorporated herein by reference).
4.8		First Amendment to Second Amended and Restated Partnership Agreement of Capital Automotive L.P. (previously filed as Exhibit 4.01 to Current Report on Form 8-K filed on August 3, 2001 (File No. 000-23733) and incorporated herein by reference)
5	.1**	Opinion of Shaw Pittman LLP regarding the validity of the Offered Securities being registered
8	.1**	Opinion of Shaw Pittman LLP regarding certain federal income tax matters
12	.1*	Statement Regarding Computation of Ratios
23	.1**	Consent of Ernst & Young LLP
23	.2**	Consent of Shaw Pittman LLP (included as part of Exhibits 5.1 and 8.1)
25.1		Power of Attorney (included on signature page)
25	.2*	Statement of Eligibility of Trustee on Form T-1

*	To be filed by amendment or by Current Report on Form 8-K incorporated herein by reference.

**	Included with this filing.

Item 17.     Undertakings.

      (a) The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any acts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the undersigned registrant(s) pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the registrants pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the respective registrant of expenses incurred or paid by a trustee, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

      (d) The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Fairfax, Commonwealth of Virginia, on June 20, 2003.

CAPITAL AUTOMOTIVE REIT

By:	/s/ THOMAS D. ECKERT

Thomas D. Eckert
President and Chief Executive Officer

POWER OF ATTORNEY

      Each person whose signature appears below hereby constitutes and appoints each of Thomas D. Eckert and David S. Kay as his attorney-in-fact and agent, with full power of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, or any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith or in connection with the registration of the securities under the Securities Act of 1934, as amended, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorney-in-fact and agent or his substitutes may do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated.

Signature	Title	Date

/s/ THOMAS D. ECKERT Thomas D. Eckert	President and Chief Executive Officer and Trustee (principal executive officer)	June 20, 2003

/s/ DAVID S. KAY David S. Kay	Senior Vice President and Chief Financial Officer (principal financial and accounting officer)	June 20, 2003

/s/ JOHN E. ANDERSON John E. Anderson	Trustee	June 20, 2003

/s/ CRAIG L. FULLER Craig L. Fuller	Trustee	June 20, 2003

/s/ WILLIAM E. HOGLUND William E. Hoglund	Trustee	June 20, 2003

Signature	Title	Date

/s/ R. MICHAEL MCCULLOUGH R. Michael McCullough	Trustee	June 20, 2003

/s/ LEE P. MUNDER Lee P. Munder	Trustee	June 20, 2003

/s/ JOHN J. POHANKA John J. Pohanka	Trustee	June 20, 2003

/s/ ROBERT M. ROSENTHAL Robert M. Rosenthal	Trustee	June 20, 2003

/s/ VINCENT A. SHEEHY Vincent A. Sheehy	Trustee	June 20, 2003